Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CASAGO HOLDINGS, LLC,

VISTA MERGER SUB II INC.,

VISTA MERGER SUB LLC,

VACASA HOLDINGS LLC

and

VACASA, INC.

Dated as of December 30, 2024

TABLE OF CONTENTS

		Page

ARTICLE I
THE REDEMPTIONS AND CONVERSIONS; THE MERGERS; CLOSING; EFFECTIVE TIMES

1.1.	The Redemptions and Conversions	3
1.2.	The Mergers	4
1.3.	Closing	5
1.4.	Effective Times	5
1.5.	Repaid Indebtedness	6

ARTICLE II
ORGANIZATIONAL DOCUMENTS OF THE SURVIVING CORPORATION AND THE SURVIVING LLC

2.1.	Certificate of Formation of the Surviving LLC	6
2.2.	LLC Agreement of the Surviving LLC	6
2.3.	Certificate of Incorporation of the Surviving Corporation	6
2.4.	Bylaws of the Surviving Corporation	6
ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND THE SURVIVING LLC

3.1.	Directors of the Surviving Corporation	6
3.2.	Officers of the Surviving Corporation	7
3.3.	Officers of the Surviving LLC	7

ARTICLE IV
EFFECT OF THE MERGERS; EXCHANGE OF SHARES

4.1.	Rollover Equity	7
4.2.	Effect of the Company Merger; Conversion of Securities	7
4.3.	Effect of the LLC Merger; Conversion of Securities	8
4.4.	Exchange of Shares	8
4.5.	Treatment of Company Equity Awards	12
4.6.	Adjustments to Prevent Dilution	13
4.7.	Adjustments to Merger Consideration.	14

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	19
5.2.	Representations and Warranties of Parent and Merger Subs	39

ARTICLE VI
COVENANTS

6.1.	Interim Operations	44
6.2.	Acquisition Proposals; Change of Recommendation	48
6.3.	Proxy Statement Filing; Schedule 13e-3; Information Supplied; Information Statement.	53
6.4.	Company Stockholders Meeting	55
6.5.	Efforts; Cooperation; Antitrust Matters	55
6.6.	Information; Access and Reports	56
6.7.	Stock Exchange Delisting	57
6.8.	Publicity	58
6.9.	Employee Benefits	58
6.10.	Expenses	59
6.11.	Indemnification; Directors’ and Officers’ Insurance	59
6.12.	Stockholder Litigation	61
6.13.	Other Actions by the Company	62
6.14.	Obligations of Parent	62
6.15.	Tax Matters	63
6.16.	Financing	64
6.17.	Payoff Letters	65
6.18.	Existing Indebtedness	66
6.19.	Company Unit Statements	67
6.20.	Liquidity Statements	67

ARTICLE VII
CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Mergers	68
7.2.	Conditions to Obligations of Parent and Merger Subs	68
7.3.	Conditions to Obligation of the Company	69
7.4.	Frustration of Closing Conditions	70

ARTICLE VIII
TERMINATION

8.1.	Termination	70
8.2.	Effect of Termination and Abandonment	72

ARTICLE IX
MISCELLANEOUS AND GENERAL

9.1.	Survival	74
9.2.	Modification or Amendment	74
9.3.	Waiver	74
9.4.	Counterparts	74
9.5.	Governing Law and Venue; Waiver of Jury Trial	75

ii

9.6.	Specific Performance	75
9.7.	Notices	77
9.8.	Entire Agreement	79
9.9.	No Third-Party Beneficiaries	79
9.10.	Special Committee Approval	79
9.11.	Obligations of Parent and of the Company	80
9.12.	Transfer Taxes	80
9.13.	Definitions	80
9.14.	Severability	80
9.15.	Interpretation; Construction	80
9.16.	Successors and Assigns	81
9.17.	No Recourse	82
9.18.	Necessary Further Actions	82
9.19.	Shareholder Representative	82

Annex A	Defined Terms
Exhibit A	Form of Support Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Merger Consideration Adjustment Schedule
Exhibit D	Amendment to the Company Credit Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 30, 2024, is by and among Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Company Merger Sub”), Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“LLC Merger Sub”, and collectively with Company Merger Sub, “Merger Subs”), Vacasa, Inc., a Delaware corporation (the “Company”), and Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”). Parent, the Company, Company LLC and Merger Subs are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) LLC Merger Sub shall merge with and into Company LLC (the “LLC Merger”), with Company LLC surviving the LLC Merger, pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, as may be amended from time to time (the “DLLCA”), and (b) immediately following the LLC Merger, Company Merger Sub shall merge with and into the Company (the “Company Merger”, and collectively with the LLC Merger, the “Mergers”), with the Company surviving the Company Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of managers of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Company Merger Sub has unanimously (i) determined that the Company Merger is fair to, and in the best interests of, Company Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Company Merger and any other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Company Merger Sub’s sole stockholder, and (iv) resolved to recommend that Parent vote in favor of the adoption of this Agreement in accordance with the DGCL;

WHEREAS, Parent, as the sole member and manager of LLC Merger Sub, has (i) determined that the LLC Merger is fair to, and in the best interests of, LLC Merger Sub and (ii) approved and declared advisable this Agreement and the LLC Merger and any other transactions contemplated hereby;

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Company Merger Sub, will execute and deliver to Company Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board (the “Special Committee”), comprised solely of disinterested and independent members of the Company Board, and empowered the Special Committee to, among other things, (i) review, evaluate, investigate, pursue and negotiate the structure, form, conditions and terms of any potential strategic transaction that could result in a change of control of the Company and any definitive agreements in connection therewith; (ii) make a determination as to whether such strategic transaction is fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (iii) if the Special Committee deems appropriate, recommend to the Company Board (for or against) the approval of any such strategic transaction;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Mergers, and determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the stockholders of the Company for their adoption and recommend that the stockholders of the Company vote in favor of the adoption of this Agreement;

WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company, the Unaffiliated Stockholders, Company LLC and its members, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) authorized and approved the execution, delivery and performance by the Company and Company LLC of this Agreement and the consummation of transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company or, if the Company receives executed Stockholder Consents sufficient to obtain the Company Stockholder Approvals on or prior to the 14th day following the date of this Agreement, through written consent, and (v) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement;

WHEREAS, the Company, in its capacity as Manager (as defined in the Company LLC Agreement) of Company LLC, has (i) determined that the LLC Merger is fair to, and in the best interests of, Company LLC, (ii) approved and declared advisable this Agreement and the LLC Merger and any other transactions contemplated hereby and (iii) approved the execution and delivery of this Agreement, the performance by Company LLC of its covenants and other obligations contained herein and the consummation of the LLC Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein (the “Company LLC Manager Approval”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Subs have delivered to the Company concurrently with the execution of this Agreement (i) limited guarantees (the “Guarantees”) from the Guarantors in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Subs in connection with this Agreement, and (ii) the Equity Commitment Letters;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement and concurrently with the execution and delivery of this Agreement, each of (i) Level Equity Opportunities Fund 2015, L.P., Level Equity Opportunities Fund 2018, L.P., LEGP II AIV(B), L.P., LEGP I VCS, LLC, LEGP II VCS, LLC and Level Equity - VCS Investors, LLC (collectively, the “Level Equity Stockholders”), (ii) RW Vacasa AIV L.P., RW Industrious Blocker L.P., RCP III Vacasa AIV L.P., Riverwood Capital Partners II (Parallel - B) L.P., Riverwood Capital Partners III (Parallel - B) L.P., RCP III (A) Vacasa AIV L.P., RCP III Blocker Feeder L.P. and RCP III (A) Blocker Feeder L.P. (collectively, the “Riverwood Stockholders”) and (iii) SLP V Venice Feeder I, L.P. and SLP Venice Holdings L.P. (collectively, the “Silver Lake Stockholders” and together with the Level Equity Stockholders and the Riverwood Stockholders, the “Rollover Stockholders”), the Company and Parent have entered into a support agreement in the form attached hereto as Exhibit A (collectively, the “Support Agreements”), pursuant to which, among other things, the Rollover Stockholders have (a) agreed to vote in favor of the adoption of this Agreement at the Company Stockholders Meeting, on the terms and conditions set forth in the applicable Support Agreement and (b) agreed to contribute, directly or indirectly, and immediately prior to the Closing, all of the shares of Company Stock and Company LLC Units held by them to Parent, on the terms and subject to the conditions set forth in the applicable Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Company LLC, and the Majority TRA Holders are entering into Amendment No. 1 to Tax Receivable Agreement (the “TRA Amendment”), providing for the termination of the Tax Receivable Agreement on the terms set forth therein effective upon, and only upon, the Closing; and

WHEREAS, Parent, Merger Subs, the Company and Company LLC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
The Redemptions and Conversions; the Mergers; Closing; Effective Times

1.1.         The Redemptions and Conversions.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (which shall constitute the “Change of Control Exchange Date” as defined in the Company LLC Agreement), following the Rollover and immediately prior to and conditioned upon the LLC Merger Effective Time, the Company shall require each member of Company LLC (other than the Company and its wholly owned Subsidiaries and Parent and its wholly owned Subsidiaries) to effect a Redemption (as defined in the Company LLC Agreement) of all outstanding Common Units held by such member, other than the Rollover Units, together with, as applicable, a corresponding number of shares of Class B Common Stock, pursuant to which such Common Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock in accordance with Section 10.02(a) of the Company LLC Agreement and the former holders of such Common Units and shares of Class B Common Stock shall be entitled to receive the Merger Consideration in accordance with Section 4.2(a) (the “Company LLC Units Redemptions”).

(b)          In accordance with Section 6.4(b) of the Company Certificate of Incorporation, immediately prior to the Closing, each share of Class G Common Stock shall automatically convert into shares of Class A Common Stock at the Class G Strategic Transaction Ratio (as defined in the Company Certificate of Incorporation) and the former holders of Class G Common Stock shall be entitled to receive the Merger Consideration in accordance with Section 4.2(a) (the “Class G Conversions”). Immediately following the Class G Conversions and immediately prior to the Closing, Company LLC shall be deemed to issue to the Company a number of Common Units equal to the number of shares of Class A Common Stock issued by the Company in connection with the Class G Conversions in accordance with Section 4.01(a) of the Company LLC Agreement (the “Issuance”).

(c)          The Company shall, and shall cause Company LLC to, take such other actions as are necessary or desirable to permit and effect the Company LLC Units Redemptions and the Issuance and otherwise give effect to the treatment of the Common Units contemplated by this Section 1.1 and Section 4.5 on the Closing Date. No later than the fifth Business Day following the date hereof, the Company shall cause Company LLC to deliver a written notice of a PubCo Approved Change of Control (as defined in the Company LLC Agreement) to members of Company LLC in accordance with Section 10.02(a) of the Company LLC Agreement (such notice shall specify that any Common Units held by Parent or any of its Affiliates at the time of the Company LLC Units Redemptions and any Rollover Units shall not be subject to the Company LLC Units Redemptions). For the avoidance of doubt, the Company LLC Units Redemptions, the Class G Conversions and the Issuance shall not be effective if the Mergers are not consummated in accordance with the terms hereof.

1.2.         The Mergers.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, following the consummation of the Company LLC Units Redemptions, the Class G Conversions and the Issuance and in connection with the consummation of the Rollover, LLC Merger Sub shall be merged with and into Company LLC and the separate limited liability company existence of LLC Merger Sub shall thereupon cease. Company LLC shall continue as the surviving company of the LLC Merger (sometimes hereinafter referred to as the “Surviving LLC”). From and after the LLC Merger Effective Time, the LLC Merger will have the effects as set forth in this Agreement, the LLC Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time all (i) of the property, rights, privileges, powers and franchises of Company LLC and LLC Merger Sub will vest in the Surviving LLC; and (ii) debts, liabilities and duties of Company LLC and LLC Merger Sub will become the debts, liabilities and duties of the Surviving LLC.

(b)        Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, immediately following the LLC Merger, Company Merger Sub shall be merged with and into the Company and the separate corporate existence of Company Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation of the Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”). From and after the Company Merger Effective Time, the Company Merger will have the effects as set forth in this Agreement, the Company Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time all (i) of the property, rights, privileges, powers and franchises of the Company and Company Merger Sub will vest in the Surviving Corporation; and (ii) debts, liabilities and duties of the Company and Company Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

1.3.        Closing. Unless otherwise mutually agreed in writing between the Company (with the prior written consent of the Special Committee) and Parent, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of a virtual Closing through electronic exchange of documents and signatures at 9:00 a.m. (New York time) on the second Business Day following the day on which the last to be satisfied or waived (to the extent waivable under applicable Law and this Agreement) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable Law and this Agreement) of those conditions) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.4.         Effective Times.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Parent will cause the LLC Merger to be consummated by filing all necessary documentation, including a certificate of merger in customary form and substance (the “LLC Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DLLCA. The LLC Merger shall become effective at the time when the LLC Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties (with the prior written consent of the Special Committee) in writing and specified in the LLC Certificate of Merger (the “LLC Merger Effective Time”).

(b)         Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Parent will cause the Company Merger to be consummated by filing all necessary documentation, including a certificate of merger in customary form and substance (the “Company Certificate of Merger”, and collectively with the LLC Certificate of Merger, the “Certificates of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Company Merger shall become effective at the time when the Company Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties (with the prior written consent of the Special Committee) in writing and specified in the Company Certificate of Merger (the “Company Merger Effective Time”); provided, that the Company Merger Effective Time shall occur immediately after the LLC Merger Effective Time.

1.5.       Repaid Indebtedness. At the Company Merger Effective Time, in connection with the Company Merger, Parent or the Merger Subs shall pay, or cause to be paid, by wire transfer of immediately available funds, $38,250,000 in respect of the Repaid Indebtedness to the account(s) designated by the holders of such Repaid Indebtedness in the Payoff Letters.

ARTICLE II
Organizational Documents of the Surviving Corporation and the Surviving LLC

2.1.        Certificate of Formation of the Surviving LLC. At the LLC Merger Effective Time, the certificate of formation of Company LLC as in effect immediately prior to the LLC Merger Effective Time shall remain unchanged and shall continue to be the certificate of formation of the Surviving LLC, until thereafter amended as provided therein, as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

2.2.        LLC Agreement of the Surviving LLC. At the LLC Merger Effective Time, the limited liability company agreement of Company LLC as in effect immediately prior to the LLC Merger Effective Time shall be amended and restated in its entirety to read as the limited liability company agreement of LLC Merger Sub read immediately prior to the LLC Merger Effective Time, except that references to LLC Merger Sub’s name shall be replaced with references to “Vacasa Holdings, LLC”, until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

2.3.         Certificate of Incorporation of the Surviving Corporation. At the Company Merger Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Company Merger Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

2.4.        Bylaws of the Surviving Corporation. At the Company Merger Effective Time, the bylaws of the Company as in effect immediately prior to the Company Merger Effective Time shall be amended and restated in their entirety to read as the bylaws of Company Merger Sub as in effect immediately prior to the Company Merger Effective Time (the “Bylaws”), until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

ARTICLE III
Directors and Officers of the Surviving Corporation and the Surviving LLC

3.1.        Directors of the Surviving Corporation. At the Company Merger Effective Time, the initial directors of the Surviving Corporation will be the directors of Company Merger Sub as of immediately prior to the Company Merger Effective Time, with each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2.        Officers of the Surviving Corporation. At the Company Merger Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Company Merger Effective Time, with each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.3.        Officers of the Surviving LLC. At the LLC Merger Effective Time, the officers of the Surviving LLC will be the officers of Company LLC as of immediately prior to the LLC Merger Effective Time, with each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DLLCA and the organizational documents of the Surviving LLC.

ARTICLE IV
Effect of the Mergers; Exchange of Shares

4.1.        Rollover Equity. Immediately prior to the Company LLC Units Redemptions, the Rollover Units and the Class A Rollover Shares shall be contributed to Parent pursuant to the terms of the Support Agreement.

4.2.        Effect of the Company Merger; Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Company Merger Effective Time, as a result of the Company Merger and without any action on the part of Parent, Company Merger Sub, the Company or the holder of any capital stock of the Company:

(a)        Merger Consideration. Each share of Class A Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (including, for the avoidance of doubt, each share of Class A Common Stock resulting from (i) the redemption of Common Units for shares of Class A Common Stock in accordance with the Company LLC Agreement and pursuant to Section 1.1 and (ii) the conversion of Class G Common Stock to Class A Common Stock in accordance with the Company Certificate of Incorporation and pursuant to Section 1.1), other than (A) shares of Class A Common Stock that are to be canceled in accordance with Section 4.2(b), (B) the Class A Rollover Shares, and (C) shares of Class A Common Stock that are issued and outstanding as of immediately prior to the Company Merger Effective Time and held by stockholders of the Company who have not voted in favor of the adoption of this Agreement (or consented thereto in writing) and who have properly demanded appraisal of such shares of Company Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (the shares of Company Stock referred to in clause (C), “Dissenting Shares,” and the shares of Company Stock referred to in clause (A), clause (B) and clause (C), collectively, “Excluded Shares”), shall be automatically converted into the right to receive $5.02 per share of Class A Common Stock in cash, without interest (the “Merger Consideration”), which shall be subject to adjustment in accordance with Exhibit C and Section 4.7. At the Company Merger Effective Time, all of the shares of Class A Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 4.2(a) shall cease to be outstanding, shall be canceled and shall cease to exist, and each share of Class A Common Stock (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration. At the Company Merger Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically canceled and shall cease to exist and no payment shall be made with respect thereto, and the holders thereof shall cease to have any rights with respect thereto.

(b)         Cancellation of Certain Shares. Any shares of Company Stock that are (i) held by the Company as treasury stock and not held on behalf of third parties, (ii) owned by Parent or Merger Subs or (iii) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Subs (including the Class A Rollover Shares), in each case, that are issued and outstanding immediately prior to the Company Merger Effective Time, shall, as a result of the Company Merger and without any action on the part of the holder of such shares of Company Stock, cease to be outstanding, be automatically canceled without payment of any consideration therefor or any conversion thereof and cease to exist.

(c)         Company Merger Sub. Each share of a class or series of capital stock, par value $0.01 per share, of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall, as a result of the Company Merger and without any action on the part of the holder of such shares, be converted into one share of the same class or series of capital stock, par value $0.01 per share, of the Surviving Corporation.

4.3.        Effect of the LLC Merger; Conversion of Securities.

(a)         Immediately prior to the Company LLC Units Redemptions, the Rollover Units shall be contributed, directly or indirectly, to Parent or one of its Affiliates pursuant to the terms of the applicable Support Agreement.

(b)        At the LLC Merger Effective Time, each Company LLC Unit issued and outstanding immediately prior to the LLC Merger Effective Time and after the Company LLC Units Redemptions, other than (i) the Rollover Units, (ii) the Company LLC Units owned by Parent or its wholly owned Subsidiaries and (iii) the Company LLC Units owned by the Company or by any of its wholly owned Subsidiaries (including Common Units issued in connection with the Issuance) (the units described in clause (i), clause (ii) and clause (iii), the “Excluded Units”), shall automatically and without any action on the part of the holder thereof, be canceled and forfeited for no consideration.

(c)          Each Excluded Unit shall remain outstanding following the LLC Merger Effective Time and the Closing.

(d)       Each limited liability company interest of LLC Merger Sub issued and outstanding immediately prior to the LLC Merger Effective Time shall, as a result of the LLC Merger and without any action on the part of the holder of such interest, be converted into one Common Unit of the Surviving LLC.

4.4.          Exchange of Shares.

(a)          Appointment of Paying Agent. Prior to the Company Merger Effective Time, Parent shall (i) appoint the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and (ii) enter into an agreement reasonably acceptable to Parent and the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)          Deposit of Merger Consideration. At or prior to the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.2(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.4, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. If the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration in accordance herewith, including upon shares of Company Stock ceasing to qualify as Dissenting Shares, Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Stock to receive the Merger Consideration as provided herein. Payments, if any, to holders in respect of each Company Equity Award shall be paid through the Company’s, the Surviving Corporation’s or any of their Subsidiaries’ applicable payroll procedures following the Company Merger Effective Time at such time as the payments with respect to the applicable Company Equity Award are payable.

(c)          Procedures for Surrender.

(i)        With respect to shares of Company Stock held, directly or indirectly, through The Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Company Merger Effective Time, upon surrender of shares of Company Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Mergers pursuant to this Article IV.

(ii)         Upon surrender to the Paying Agent of shares of Company Stock that are (A) not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of shares of Company Stock (or such other reasonable evidence, if any, of surrender with respect to such shares of Company Stock, as the Paying Agent may reasonably request), and (B) shares of Company Stock held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the holder of such shares of Company Stock shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Company Merger Effective Time, by wire transfer or a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.4(g)) of cash that such holder has the right to receive pursuant to Section 4.2(a).

(iii)         No interest will be paid or accrued on any amount payable upon surrender of any shares of Company Stock.

(iv)        Payment of the Merger Consideration with respect to shares of Company Stock shall only be made to the Persons in whose name such shares of Company Stock are registered in the stock transfer records of the Company.

(d)          Transfers. From and after the Company Merger Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were outstanding immediately prior to the Company Merger Effective Time. If, after the Company Merger Effective Time, any acceptable evidence of a share of Company Stock is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be canceled and exchanged for the cash amount in immediately-available funds to which the holder thereof is entitled to receive as a result of the Company Merger pursuant to this Article IV.

(e)          Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of shares of Company Stock by the one-year anniversary of the Company Merger Effective Time shall be delivered to Parent or an Affiliate thereof designated by Parent. Any holder of shares, or, if later, the one-year anniversary of the date any amounts are deposited with the Paying Agent in accordance with Section 4.7(h)(iii), of Company Stock (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.4(g)) upon delivery of the shares of Company Stock, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration but instead will be entitled to only such rights as are granted by Section 262 of the DGCL. The holders of Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder of Dissenting Shares fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or waives or otherwise loses such holder’s rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If any such holder of Dissenting Shares fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or waives or otherwise loses such right to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be deemed to have been converted into, and have become exchangeable for, as of the Company Merger Effective Time, the right to receive the Merger Consideration, without any interest thereon, and shall not thereafter be deemed to be Dissenting Shares. The Company shall (i) give Parent notice of any written demands for appraisal of shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to the Dissenting Shares promptly after receipt by the Company and (ii) give Parent the opportunity, at Parent’s sole expense, to participate in and direct all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands. Prior to the Closing, Parent shall not, except with the prior written consent of the Company (which consent shall have been approved by the Special Committee), require the Company to make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(g)         Withholding Rights. Each of Parent, the Company, Merger Subs, the Surviving Corporation, the Paying Agent and the Escrow Agent (and any Affiliates and designees of the foregoing), as applicable, shall be entitled to deduct or withhold, or cause to be deducted or withheld, from the amounts otherwise payable (in cash or otherwise) pursuant to this Agreement such amounts as it reasonably determines it is required to deduct or withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable U.S. federal, state or local or non-U.S. Law. To the extent that amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except with respect to any amounts payable pursuant to Section 4.5 or from any failure to provide the forms or certifications described in Section 6.15(e) or Section 6.15(f), or with respect to any amounts characterized as interest for U.S. federal income tax purposes, as applicable, to the extent any Party or any of the Guarantors becomes aware of any obligation to deduct or withhold any amount from any payment hereunder, then such Person shall provide notice to the Parties as soon as reasonably practicable of the intent to deduct or withhold and the basis for such deduction or withholding, and the Parties shall, and shall cause their applicable Affiliates, permitted successors and assigns to, reasonably cooperate with one another in order to eliminate or reduce such deduction or withholding to the extent possible. Each of Parent, the Company, Merger Subs, the Surviving Corporation, the Paying Agent and the Escrow Agent (and any Affiliates and designees of the foregoing) may satisfy any obligation to deduct or withhold from amounts otherwise payable pursuant to this Agreement by withholding from other cash payments required to be made to the Person in respect of which such deduction or withholding was required to be made, or by withholding a portion of any non-cash property to be paid to such Person, selling such property, and remitting the cash proceeds to the applicable Governmental Authority.

4.5.       Treatment of Company Equity Awards. With respect to Sections 4.4(a) through (d), at the Company Merger Effective Time, as a result of the Company Merger and without any action on the part of Parent, Company Merger Sub, the Company, the Surviving Corporation or the holder of any Company Equity Award:

(a)          Company RSUs.

(i)         Each Company RSU that is outstanding and vested, but not yet settled, as of immediately prior to the Company Merger Effective Time (after giving effect to any vesting that occurs as a result of the Mergers) (each, a “Vested Company RSU”) shall automatically be canceled and converted into the right to receive an amount of cash equal to the Merger Consideration (the “Vested Company RSU Consideration”).

(ii)         Each award of Company RSUs that, as of immediately prior to the Company Merger Effective Time, are not Vested Company RSUs (the “Unvested Company RSUs”) shall automatically be canceled and converted into the right to receive, for each share of Class A Common Stock underlying the award, an amount of cash equal to the Merger Consideration (each, an “RSU Cash Award”). Each RSU Cash Award will, subject to the respective holder’s continued service with Parent or its Affiliates (including the Company or one of the Company Subsidiaries) through the applicable vesting dates, vest and become payable at the same time as the corresponding portion of the award of Unvested Company RSUs that was converted into the RSU Cash Award would have vested pursuant to its terms (including any accelerated vesting terms and conditions).

(b)          Company PSUs.

(i)         Each Company PSU that is outstanding and vested, but not yet settled, as of immediately prior to the Company Merger Effective Time (after giving effect to any vesting that occurs as a result of the Mergers) (each, a “Vested Company PSU”) shall automatically be canceled and converted into the right to receive an amount of cash equal to the Merger Consideration (the “Vested Company PSU Consideration”).

(ii)        Each Company PSU that, as of immediately prior to the Company Merger Effective Time, is not a Vested Company PSU (each, an “Unvested Company PSU”), and that is subject to one or more performance goals that are based on the trading price of the Class A Common Stock (each, a “Share Price Company PSU”), shall automatically be canceled without payment therefor.

(iii)      Each award of Unvested Company PSUs (other than Share Price Company PSUs) that is outstanding as of immediately prior to the Company Merger Effective Time shall automatically be canceled and converted into the right to receive, for each share of Class A Common Stock underlying the award (with the number of shares calculated based on the attainment of target performance levels), an amount of cash equal to the Merger Consideration (each, a “PSU Cash Award”). Each PSU Cash Award will, subject to the holder’s continued service with Parent or its Affiliates (including the Company or one of the Company Subsidiaries) through the applicable time-based vesting dates, vest and become payable at the same time as the corresponding portion of the award of Unvested Company PSUs which was converted into the PSU Cash Award would have vested pursuant to its time-based vesting terms (including any accelerated vesting terms and conditions).

(c)        Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Company Merger Effective Time shall automatically be canceled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Class A Common Stock subject to such Company Option as of immediately prior to the Company Merger Effective Time, multiplied by (y) the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option (the “Option Consideration”). Notwithstanding the foregoing, each Company Option that is outstanding and unexercised as of immediately prior to the Company Merger Effective Time with a per share exercise price that is equal to or greater than the Merger Consideration, will, as of the Company Merger Effective Time, be canceled without payment therefor.

(d)       Company SARs. Each Company SAR outstanding as of immediately prior to the Company Merger Effective Time shall automatically be canceled without payment therefor.

(e)         Company ESPP. The Company shall take all actions reasonably necessary to provide that the Company ESPP shall terminate as of immediately prior to the Company Merger Effective Time.

(f)          Payments. The Vested Company RSU Consideration, the Vested Company PSU Consideration and the Option Consideration payable in respect of holders who are current or former employees shall be paid through the payroll system of the Company or a Company Subsidiary in accordance with their standard payroll practices and such amounts shall be paid within five Business Days following the Company Merger Effective Time; provided that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty, and for all other holders shall be paid through accounts payable of the Company or a Company Subsidiary as soon as administratively practicable and subject to compliance with Section 409A of the Code.

4.6.        Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, the number of shares of Company Stock or securities convertible or exchangeable into or exercisable for shares of Company Stock shall have been changed into a different number of shares of Company Stock or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Stock the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no adjustment shall be made for the issuance of Class A Common Stock upon the Company LLC Units Redemptions in accordance with Section 1.1 or otherwise prior to the Company Merger Effective Time in accordance with the terms of the Company LLC Agreement; provided further that nothing in this Section 4.6 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

4.7.         Adjustments to Merger Consideration.

(a)          Promptly following the date of this Agreement, the Company and Parent shall use commercially reasonable efforts to identify a mutually agreeable, nationally recognized accounting or consulting firm (or other firm to the extent agreed by the Company and Parent) (such agreed firm, the “Independent Evaluator”) to be engaged by Parent and the Company on terms (including with respect to fees and expenses) reasonably acceptable to Parent and the Company to perform the obligations of an Independent Evaluator contemplated by this Section 4.7. If the Independent Evaluator is engaged in accordance with the immediately preceding sentence, the Independent Evaluator shall, promptly following its engagement, (i) with respect to Company Units, undertake a review with the purpose of (A) understanding the Company’s policies and procedures for determining the number of Company Units as reported in the Company’s periodic filings with the SEC in the ordinary course as of the date of this Agreement and (B) determining the number of Company Units as defined in this Agreement (“Company Unit Reporting Policies”) and (ii) with respect to Liquidity, undertake a review with the purpose of understanding the Company’s existing policies and procedures for determining Liquidity in accordance with the Company Credit Agreement (the “Liquidity Policies”); provided, in each case, the Independent Evaluator shall review the Company Units and Liquidity as set forth the foregoing clauses (i) and (ii) for the purposes of determining the final calculation of the Merger Consideration in accordance with this Section 4.7.

(b)          No later than ten Business Days prior to the Anticipated Closing Date, the Company shall deliver to Parent (and, if engaged, the Independent Evaluator) a written statement, prepared in accordance with Exhibit C (the “Adjustment Statement”) setting forth in reasonably sufficient detail (i) (A) the number of Company Units as of 5:00 p.m. New York time on the twelfth Business Day prior to the Anticipated Closing Date (the “Adjustment Measurement Date”), (B) the Company’s most recently available calculation of Liquidity within seven days of the Adjustment Measurement Date, and (C) the resulting calculation of the Merger Consideration (the “Adjusted Merger Consideration”) and (ii) reasonable documentation in support of the calculation of the number of Company Units, the Liquidity and the Adjusted Merger Consideration set forth in the Adjustment Statement.

(c)          If the Independent Evaluator has been engaged, the Independent Evaluator shall, promptly upon the delivery of the Adjustment Statement, (i) with respect to Company Units, review the number of Company Units provided in the Adjustment Statement to confirm that the policies and procedures followed by the Company in preparing the Adjustment Statement were consistent with Company Unit Reporting Policies, the definition of Company Units set forth herein and the methodology set forth on Exhibit C, or otherwise identify any deviations therefrom and any adjustments to the Company Unit Count resulting from such deviations (the “Adjusted Company Unit Count”) and (ii) with respect to Liquidity, review the Liquidity amount provided in the Adjustment Statement to confirm that the policies and procedures followed by the Company in preparing the Adjustment Statement were consistent with the Liquidity Policies, the definition of Liquidity set forth herein and otherwise consistent with the methodology set forth on Exhibit C, or otherwise identify any deviations therefrom and any adjustments to the Liquidity resulting from such deviations (the “Adjusted Liquidity Amount”). The Company shall provide the Independent Evaluator with the Adjustment Statement at the same time as the Company provides the Adjustment Statement to Parent.  Within five (5) Business Days following the delivery of the Adjustment Statement, the Independent Evaluator shall deliver a written determination to Parent and the Company of: (a) the Adjusted Company Unit Count, (b) the Adjusted Liquidity Amount and (c) the resulting Adjusted Merger Consideration. The Independent Evaluator’s determination of the Adjusted Merger Consideration shall be final and binding on the Parties absent fraud or manifest error.  The existence of any fraud or manifest error by the Independent Evaluator in the determination of the Adjusted Merger Consideration shall not, in and of itself, have any impact on (1) the right of Parent or the Company to terminate this Agreement pursuant to Section 8.1(k), (2) the obligation of Parent or the Company to effect the Mergers on the date the Closing is required to take place in accordance with Section 1.3, or (3) any remedies available to Parent or the Company upon any termination or purported termination of this Agreement or failure to consummate the Closing at the time required in accordance with Section 1.3.  It is the intention of the Parties that any disputes related to the rights of any Party to terminate this Agreement or the remedies for a Party’s failure to consummate the Closing at the time required by this Agreement shall be subject to the provisions of ARTICLE IX and shall not be submitted to or subject to the judgment of the Independent Evaluator.  Promptly following the determination of the Independent Evaluator, the Company shall issue a press release announcing such final Adjusted Merger Consideration. The Company shall afford the Independent Evaluator with reasonable access to Company information and Company employees in connection with the Independent Evaluators engagement for purposes of fulfilling its responsibilities as set forth in this Section 4.7(a). If Parent and the Company do not engage an Independent Evaluator on mutually agreeable terms in accordance with Section 4.7(a), then this Section 4.7(c) shall be of no force and effect and, in lieu thereof, Section 4.7(d) through Section 4.7(k) shall govern the determination of the final Adjusted Merger Consideration and the payment thereof.

(d)          Following the delivery of the Adjustment Statement to Parent, the Company shall afford Parent and its Representatives and the Independent Evaluator, if engaged, the opportunity to examine the statements that were used to prepare the Adjustment Statement and any supporting documentation that is reasonably necessary and appropriate for Parent or the Independent Evaluator, if engaged, to review the Adjustment Statement, and the Company shall make available, upon Parent’s or the Independent Evaluator’s, if engaged, reasonable request, the appropriate Representatives of the Company, its Affiliates and their respective Representatives involved in the preparation of the Adjustment Statement. If Parent does not give written notice of any dispute of any item set forth in the Adjustment Statement (an “Adjustment Dispute Notice”) to the Company within three Business Days of receiving the Adjustment Statement, then the Adjusted Merger Consideration as set forth in the Adjustment Statement shall be deemed to the final Merger Consideration for all purposes under this Agreement. If Parent disputes in good faith the calculation of the Adjusted Merger Consideration set forth in the Adjustment Statement, Parent may deliver an Adjustment Dispute Notice to the Company within three Business Days of receiving the Adjustment Statement setting forth such good faith disputes, then Parent and the Company shall, in good faith, use their respective reasonable best efforts to resolve the matters set forth in the Adjustment Dispute Notice as promptly as reasonably practicable, and in any event within two Business Days following receipt by the Company of the Adjustment Dispute Notice. To the extent necessary, the Adjustment Statement shall be revised to reflect any changes to any component thereof mutually agreed to in writing by the Company and Parent prior to the end of such two Business Day period (provided that neither the Company nor Parent may unreasonably withhold, condition or delay such agreement). If the Company and Parent agree on any Adjustment Statement during such two Business Day period, then the Adjusted Merger Consideration as set forth in such Adjustment Statement shall be deemed to be the final Merger Consideration for all purposes under this Agreement and the Company shall issue a press release announcing such final Merger Consideration promptly upon reaching such agreement.

(e)         If the Company and Parent do not agree upon a final resolution with respect to any disputed item set forth in an Adjustment Dispute Notice within such two Business Day period, then, the items from the Adjustment Dispute Notice that remain in dispute (the “Dispute Items”) shall be submitted immediately to the dispute resolution group of an independent accounting firm reasonably acceptable to the Company and Parent (such accounting firm, the “Accounting Firm”). The Company and Parent shall instruct the Accounting Firm to render a determination of the Dispute Items as soon as reasonably practicable after referral of the matter to the Accounting Firm, and in any event within 30 days, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The Accounting Firm shall act as an expert and not an arbitrator.

(f)        As soon as reasonably practicable following the engagement of the Accounting Firm, the Company and Parent shall each present simultaneously their respective positions with respect to the Dispute Items in the form of a written report submitted to the Accounting Firm, a copy of which shall be delivered to the other party hereto, and as soon as reasonably practicable after receipt of such reports, the Company and Parent shall each be permitted to submit simultaneously a written response to the other party’s report to the Accounting Firm, a copy of which shall be delivered to the other party.  The Accounting Firm shall not consider any initial report or rebuttal unless delivered in accordance with the deadlines set forth herein.  Neither the Company nor Parent may disclose to the Accounting Firm, and the Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer(s) or offers to compromise made by or on behalf of either the Company or Parent during the negotiation period or otherwise unless otherwise agreed by the Company and Parent in writing.  No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed with the Accounting Firm in connection with the resolution of the Dispute Items; provided that, at the Accounting Firm’s request, or as mutually agreed by the Company and Parent, the Company and Parent may meet with the Accounting Firm so long as representatives of both the Company and Parent are present.  The Accounting Firm shall be instructed to not make determinations on any items other than Dispute Items and the Accounting Firm’s determination shall be instructed to be based solely on the written reports and the written responses submitted to the Accounting Firm by the Company and Parent as provided herein, oral submissions by the Company and Parent at meetings held in compliance with the prior sentence, and on the definitions and other applicable terms of this Agreement (i.e., not on independent review); provided that, in resolving a Dispute Item, the Accounting Firm shall be limited exclusively to choosing the Company’s position with respect to each Dispute Item or Parent’s position with respect to each Dispute Item. The Accounting Firm’s decision with respect to the matters in dispute shall be final and binding on the Parties hereto with respect to the Disputed Items and resulting Adjusted Merger Consideration, absent fraud or manifest error; provided that such manifest error is promptly raised within two Business Days of the Accounting Firm’s final determination and is promptly resolved by the Accounting Firm in its sole discretion.  Any party hereto may seek to enforce such decision in a court of competent jurisdiction in accordance with Article IX.

(g)          The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Company and Parent.  All costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.  The fees and disbursements of the Accounting Firm shall ultimately be allocated between the Company and Parent in the same proportion that the aggregate amount of the Dispute Items submitted to the Accounting Firm that are unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such Dispute Items so submitted.  Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto.  The Adjustment Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 4.7 and, as so revised, such Adjustment Statement shall be deemed to be the final Adjustment Statement and the Adjusted Merger Consideration as set forth therein shall be deemed to the final Merger Consideration for all purposes under this Agreement.

(h)         If, on the date on which the Closing is required to take place in accordance with Section 1.3, the Accounting Firm review of any Dispute Items contemplated by Section 4.7(e) through (g) (the “Accounting Arbitration”) remains pending, the Company and Parent shall each remain obligated to effect the Closing in accordance with the terms of this Agreement, except that:

(i)          subject to Section 4.7(k), Parent shall deposit, or cause to be deposited, with the Paying Agent only an amount in cash equal to (A) the aggregate Merger Consideration that would be payable in the event each of the Dispute Items were resolved by the Accounting Firm in Parent’s favor, less, if applicable, (B) an amount of up to $500,000 to fund any potential fees and expenses owed (A) to the Accounting Firm by the Company under Section 4.7(g) to the extent that, if all Dispute Items were resolved in Parent’s favor and (B) to the Shareholder Representative under Section 9.19(c), the expenditure of any such amounts as of the Adjustment Measurement Date would have resulted in a reduction of the Merger Consideration (it being understood that only the maximum quantum of such reduction shall be withheld due to this clause (B).  The per share Merger Consideration calculated assuming that all Dispute Items are resolved in Parent’s favor, along with any adjustment necessitated by the immediate clause (B), is the “Undisputed Merger Consideration.” Parent shall cause the Paying Agent to pay to holders of shares of Company Stock the Undisputed Merger Consideration and cause holders of Company Equity Awards to be paid an amount in cash equal to the Undisputed Merger Consideration in the same manner and time frames as such amounts would be paid under this Agreement as if they were the final Adjusted Merger Consideration determined prior to the Closing;

(ii)          the Escrow Agent, Parent, the Company and the Shareholder Representative shall enter into the Escrow Agreement and Parent shall deposit or cause to be deposited with the Escrow Agent an amount in cash equal to the excess of (A) the amount of cash consideration that would be payable in the aggregate to all holders of Company Stock and Company Equity Awards as Merger Consideration if all Dispute Items were resolved in the Company’s favor in determining the final Adjusted Merger Consideration over (B) the aggregate Undisputed Merger Consideration paid to all holders of Company Stock and Company Equity Awards (such amount, on a per share basis, the “Disputed Merger Consideration”); and

(iii)         promptly upon the resolution of the Accounting Arbitration, Parent, the Company and the Shareholder Representative shall jointly instruct, in writing, the Escrow Agent to pay (A) to Parent, if any, the sum of such portion of the Disputed Merger Consideration which (x) the Accounting Firm determined should not be included in the Adjusted Merger Consideration, plus (y) the fees and expenses owed to the Accounting Firm by the Company under Section 4.7(g), together with any interest earned on the amounts in (x) or (y), up to the entire amount of funds in the Escrow Account and (B) to the Paying Agent, for further payment to holders of shares of Company Stock in the same manner as such amounts would be under this Agreement as if they were the final Adjusted Merger Consideration, and to the Company for further payment to the holders of Company Equity Awards, in such proportion as directed by the Shareholder Representative, all funds in the Escrow Account other than those described in the immediately preceding clause (A).  The per share amount of additional consideration distributed for payment pursuant to clause (B) shall be the “Additional Merger Consideration” and the Additional Merger Consideration, together with the Undisputed Merger Consideration shall together be the final Adjusted Merger Consideration.  Parent shall cause the Paying Agent to pay to holders of shares of Company Stock the Additional Merger Consideration, if any, and cause holders of Company Equity Awards to be paid an amount in cash equal to the Additional Merger Consideration, if any, promptly upon resolution of the Accounting Arbitration and otherwise in the same manner as such amounts would be paid under this Merger Agreement as if they were the final Adjusted Merger Consideration determined prior to the Closing.

(i)          In the event that the Disputed Merger Consideration is placed into the Escrow Account or the Accounting Arbitration process continues following the Closing Date, then, prior to the Closing the Company, at the direction of the Special Committee, shall appoint a shareholder representative (the “Shareholder Representative”) that shall have the sole authority to take on behalf of the Company all actions contemplated to be taken by the Company in connection with the Accounting Arbitration.  The Shareholder Representative shall sign a joinder (in a form reasonably acceptable to Parent) to this Agreement in such Person’s capacity as the Shareholder Representative.  Following the Closing, Parent shall provide to the Shareholder Representative such access to the books and records of the Company as the Shareholder Representative may reasonably request in connection with asserting the Company’s position in the Accounting Arbitration.

(j)          Parent, the Company and the Shareholder Representative shall cooperate in good faith to keep holders of shares of Company Stock reasonably informed regarding the status of the Accounting Arbitration and to take such other actions are reasonably necessary to effectuate the intent of this Section 4.7.

(k)          For the avoidance of doubt, the existence of any Dispute Items or the pendency of any Accounting Arbitration shall not, in and of itself, have any impact on (i) the right of Parent or the Company to terminate this Agreement pursuant to Section 8.1(k), (ii) the obligation of Parent or the Company to effect the Merger on the date the Closing is required to take place in accordance with Section 1.3, (iii) or any remedies available to Parent or the Company upon any termination or purported termination of this Agreement or failure to consummate the Closing at the time required by this Agreement.  It is the intention of the Parties that any disputes related to the rights of any party to terminate this Agreement or the remedies for a Party’s failure to consummate the Closing at the time required by this Agreement shall be subject to the provisions of ARTICLE IX and shall not be submitted to Accounting Arbitration.

(l)          If Parent and the Company engage an Independent Evaluator on mutually agreeable terms in accordance with Section 4.7(a), then Section 4.7(d) through Section 4.7(k) shall be of no force and effect.

(m)         Nothing in this Agreement, including the occurrence of the Closing, shall relieve any Party of any liability for Willful Breach of any of the provisions in this Section 4.7.

ARTICLE V
Representations and Warranties

5.1.      Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the Securities and Exchange Commission (the “SEC”) from and including January 1, 2023 and publicly available prior to the date of this Agreement (including, in each case, all exhibits and schedules thereto and documents incorporated by reference therein, but excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section, to the extent they are forward-looking in nature) (it being understood that any matter disclosed in such Company Reports will not be deemed to be disclosed for purposes of Section 5.1(a), Section 5.1(c), Section 5.1(d), Section 5.1(t), Section 5.1(v) or Section 5.1(x)) or in the disclosure schedule delivered to Parent and Merger Subs by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Subs that:

(a)         Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Company Subsidiary (i) is a limited liability company or other organization duly incorporated or formed and (ii) validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each Company Subsidiary (A) has the requisite corporate or limited liability company power, as applicable, and authority and (B) all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except in the case of clause (B), for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         Organizational Documents. The Company has prior to the date of this Agreement made available to Parent a complete and correct copy of the Company Organizational Documents and complete and correct copies in all material respects of the organizational documents of each Company Subsidiary, each as amended to date. All of such organizational documents are in full force and effect and neither the Company nor any Company Subsidiary is in material violation of any of the provisions set forth therein.

(c)          Capitalization.

(i)         The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A Common Stock, 469,841,529 shares of Class B Common Stock, 30,000,000 shares of Class G Common Stock and 30,000,000 shares of Preferred Stock. At the close of business on December 20, 2024 (the “Capitalization Date”), (i) 15,734,185 shares of Class A Common Stock were issued and outstanding, (ii) 6,750,262 shares of Class B Common Stock were issued and outstanding, (iii) 316,666 shares of Class G Common Stock were issued and outstanding, (iv) no shares of Preferred Stock were issued and outstanding, (v) no shares of Company Stock were held by the Company in its treasury, (vi) 15,734,185 Company LLC Units were issued and outstanding and held by the Company and (vii) 6,750,262 Company LLC Units were issued and outstanding and held by Persons other than the Company. All of the outstanding shares of Company Stock are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all preemptive rights, call options, rights of first refusal, purchase options and other requirements set forth in applicable contracts to which the Company is a party or is otherwise bound and the Company Organizational Documents.

(ii)         Section 5.1(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the Capitalization Date of all outstanding Company Options, Company SARs, Company RSUs and Company PSUs granted under a Company Equity Plan (the “Company Equity Awards”), indicating, with respect to each Company Equity Award then outstanding, the name of the holder of the Company Equity Award, the type of award granted, the number of shares of Class A Common Stock subject to such Company Equity Award, the plan under which such Company Equity Award was granted, the date of grant, the vesting schedule, any performance targets or similar conditions to the vesting, exercisability or settlement thereof, the vested status, and in the case of any Company Option or Company SAR, the exercise or base price, expiration date, and whether a Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.

(iii)         A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation, formation or organization, as applicable, of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary (and, in the case of Company LLC, the percentage of the outstanding Equity Interests of Company LLC owned by the Company, each other Company Subsidiary and each other member of the Company LLC who is a Person other than the Company or any Company Subsidiary (the “Other Company LLC Members”), is set forth in Section 5.1(c)(iii) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all preemptive rights, call options, rights of first refusal, purchase options and other requirements set forth in applicable contracts to which the applicable Company Subsidiary is a party or is otherwise bound and the organizational documents of the applicable Company Subsidiary. Other than the Company LLC Units owned by the Other Company LLC Members, each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens (other than Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. Other than the Company Subsidiaries, the Company does not currently own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other Person.

(iv)       Except as set forth in Section 5.1(c)(iv) of the Company Disclosure Schedule or pursuant to the Company LLC Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in Section 5.1(c)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, and neither the Company nor any of its Subsidiaries has outstanding, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any of its Subsidiaries. Except as set forth in Section 5.1(c)(iv) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any of its Subsidiaries is a party, or to the Company’s knowledge, among any holder of any Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is not a party, with respect to the voting or transfer of any of the Equity Interests or other securities of the Company.

(v)        Except as set forth in Section 5.1(c)(v) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary of the Company.

(d)          Authority Relative to this Agreement.

(i)          The Company and Company LLC have all necessary organizational power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and, subject to receiving the Company Stockholder Approvals (with respect to the Company) and the Company LLC Manager Approval (with respect to Company LLC), to consummate the transactions contemplated hereby, including the Mergers. The execution and delivery of this Agreement by the Company and Company LLC and the consummation by the Company and Company LLC of the transactions contemplated hereby, including the Mergers, have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of the Company and Company LLC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Mergers, (other than the Company Stockholder Approvals (with respect to the Company) and the Company LLC Manager Approval (with respect to Company LLC)). This Agreement has been duly and validly executed and delivered by the Company and Company LLC and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a legal, valid and binding obligation of the Company and Company LLC, enforceable against the Company and Company LLC in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”).

(ii)       The Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (B) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Mergers, and determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, and (C) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the stockholders of the Company for their adoption and recommend that the stockholders of the Company vote in favor of the adoption of this Agreement;

(iii)      The Company Board (acting on the recommendation of the Special Committee) has  (A) determined that this Agreement, the Support Agreements and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Company, the Unaffiliated Stockholders, Company LLC and its members, (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (C) authorized and approved the execution, delivery and performance by the Company and Company LLC of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions contained herein, (D) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company or, if the Company receives executed Stockholder Consents sufficient to obtain the Company Stockholder Approvals on or prior to the 14th day following the date of this Agreement, through written consent (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(iv)         The Company, in its capacity as Manager of Company LLC, has (A) determined that the LLC Merger is fair to, and in the best interests of, Company LLC, (B) approved and declared advisable this Agreement and the LLC Merger and any other transactions contemplated hereby and (C) approved the execution and delivery of this Agreement, the performance by Company LLC of its covenants and other obligations contained herein and the consummation of the LLC Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein.

(e)          No Conflict; Required Filings and Consents.

(i)          The execution and delivery of this Agreement by the Company and Company LLC does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.1(e)(ii), and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 5.1(e)(ii) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement by the Company and Company LLC will not (A) conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (B) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract to which the Company or any of its Subsidiaries is a party or by which their respective assets are bound, except, with respect to clauses (B) and (C) for any such conflicts, violations, breaches, defaults or other occurrences, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)         The execution and delivery of this Agreement by the Company and Company LLC does not, and the performance of this Agreement by the Company and Company LLC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, (B) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (C) compliance with any applicable stock exchange rules, and (D) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)          Permits; Compliance. Except as set forth in Section 5.1(f) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing, except for any suspension or cancellation that would not have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2022, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)          Company Reports; Financial Statements; Internal Controls.

(i)          The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2023 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of each such amendment), the Company Reports did not, and any of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters with respect to the Company Reports received by the Company from the SEC staff and (B) the Company is in compliance in all material respects with the applicable listing and corporate governance requirements of Nasdaq Global Select Market (“Nasdaq”).

(ii)          The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. As of the date hereof, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii)      There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company Reports.

(iv)        The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into the Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end adjustments) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(h)        Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (A) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the year ended December 31, 2023 (or any notes thereto); (B) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (C) obligations or liabilities incurred in the ordinary course of business since December 31, 2023; (D) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); and (E) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)         Absence of Certain Changes or Events. Since December 31, 2023 (A) and through the date of this Agreement, except as otherwise reflected in the Company Reports or as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (B) there has not been a Material Adverse Effect.

(j)          Absence of Litigation. Except as set out in Section 5.1(j) of the Company Disclosure Schedule, as of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, except for any such Action that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgment, injunction, decree, determination or award that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)          Employee Benefits.

(i)         Section 5.1(k) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all material Plans (other than any statutory plan, program or arrangement that is required under applicable Law outside the United States).

(ii)         With respect to each material Plan, the Company has made available to Parent, as applicable (A) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (B) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (C) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (D) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (E) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(iii)         None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to or other liability in respect of, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to or other liability in respect of, and no Plan is, (A) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (B) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (C) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(iv)      Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(v)         Except as set forth on Section 5.1(k)(v) of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not (A) accelerate the time of payment, funding or vesting, or increase the amount of, any benefit or other compensation due to any current or former employee, officer, independent contractor or other service provider of any of the Employer Entities; (B) require a contribution by the Employer Entities to any Plan; or (C) amend or modify any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof). Furthermore, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made that, individually or in the aggregate, would be reasonably likely to result in imposition of the Taxes imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(vi)       None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law.

(vii)         Each Plan is and has been within the past six years operated, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. No Plan is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(viii)     Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (A) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (B) is entitled to rely on a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plans or the exempt status of any such trust.

(ix)       There has not been, nor is there reasonably expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty under Section 404 of ERISA with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries.

(x)         Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, (A) all contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, U.S. GAAP, and (B) all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Plan participant have been timely filed or distributed.

(l)          Certain Business Practices.

(i)          Since January 1, 2022, none of the Company, any Company Subsidiary, or to the Knowledge of the Company, any of their respective directors, officers, employees or agents or other persons acting for or on behalf of the Company or any Company Subsidiary, has: (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; (C) made any payment in the nature of criminal bribery; or (D) otherwise violated any Anti-Corruption Law or any Law relating to money laundering.

(ii)         Since January 1, 2022, none of the Company, any Company Subsidiary, or to the Knowledge of the Company, any of their respective directors, officers, or employees, or agents or other persons acting for or on behalf of the Company or any Company Subsidiary (A) is or has been a Sanctioned Person; or (B) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, in each case, that would result in material liability to the Company and any Company Subsidiaries.

(iii)     As of the date hereof, there are no, and since January 1, 2022, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or to the Knowledge of the Company, any of their respective officers, directors, employees or agents with respect to any Anti-Corruption Laws or Sanctions.

(m)        Material Contracts.

(i)         Section 5.1(m) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth on Section 5.1(m) of the Company Disclosure Schedule, but excluding any Plans, the “Material Contracts”):

(A)        each contract that would be required to be (A) filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (B) disclosed under Item 404 of Regulation S-K, or (C) disclosed by the Company on a Current Report on Form 8-K;

(B)         each contract with Material Company Customers and Material Company Suppliers, excluding non-disclosure agreements, purchase orders, sales acknowledgment documents and similar documents entered into in the ordinary course of business;

(C)         each contract with consideration paid or payable by or to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over the 12-month period ending December 31, 2023 (other than the Material Contracts set forth in Section 5.1(m)(i)(C) of the Company Disclosure Schedule), excluding non-disclosure agreements, purchase orders, sales acknowledgement documents and similar documents entered into in the ordinary course of business;

(D)       all (A) contracts with Company executive officers other than the Plans and (B) Collective Bargaining Agreements;

(E)        all contracts evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien (other than a Permitted Lien) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person (in each case, other than a Company Subsidiary);

(F)          all partnership, joint venture or similar agreements;

(G)         all contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(H)         all contracts that materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary third party license restrictions, confidentiality agreements and agreements that contain customary confidentiality clauses;

(I)           all contracts that relate to a closed acquisition or disposition of any Person, business, assets (other than client lists) or real property (whether by merger, sale of stock, sale of assets or otherwise) and includes a deferred payment obligation of the Company or any Company Subsidiary that has not been satisfied in full in excess of $500,000;

(J)          all contracts that relate to a pending acquisition or disposition of any Person, business, assets or real property (whether by merger, sale of stock, sale of assets or otherwise) with an executed letter of intent or acquisition or disposition agreement and having an upfront purchase price in excess of $5,000,000;

(K)        all contracts involving the license, sale, or assignment of, or grant of a covenant not to sue under, material Company-Owned IP to a third party, other than (w) non-exclusive licenses of Intellectual Property to customers, resellers and distributors entered into in the ordinary course of business, (x) non-disclosure agreements entered into the ordinary course of business, (y) non-exclusive licenses granted to vendors for the sole purpose of providing services to the Company, and (z) incidental non-exclusive trademark licenses granted solely for marketing or promotional purposes or rights to feedback, in each case, in the ordinary course of business consistent with past practice;

(L)          all Inbound License Agreements; and

(M)       all material contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis.

(ii)          (A) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (B) to the Company’s Knowledge, as of the date hereof, no other party is in breach or violation of, or default under, or has received notice of termination of, any Material Contract; and (C) as of the date hereof, the Company and the Company Subsidiaries have not received any written, or to the Knowledge of the Company, oral claim of default under any such Material Contract, except, in each of clauses (A) through (C), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No party to a Material Contract has, as of the date hereof, given written notice of or, to the Knowledge of the Company, threatened (x) any potential exercise of termination rights with respect to any Material Contract or (y) any non-renewal or modification of any Material Contract, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available in all material respects to Parent true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

(iii)       From the Applicable Date through the date of this Agreement, no Default or Event of Default has occurred and is continuing under the Company Credit Agreement or the Convertible Notes.

(n)          Real Property; Title to Assets.

(i)          Section 5.1(n)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”), including the record owner and, if applicable, common address thereof. With respect to the Owned Real Property, (A) the Company or one or more of the Company Subsidiaries holds good and valid fee simple title thereto, free and clear of all Liens, other than Permitted Liens, and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of (1) any condemnation, eminent domain or other similar proceedings, whether now pending or threatened or (2) violations of any building or zoning regulations or any other Laws or covenants to which any Owned Real Property is subject.

(ii)        Section 5.1(n)(ii) of the Company Disclosure Schedule lists, as of the date hereof, the street address (and, if applicable, the suite number(s)) of each parcel of Material Leased Real Property and sets forth a true, correct and complete list of each lease, sublease, and license (each, a “Material Lease”) pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any Material Leased Real Property, including the names of the parties thereto, and the date thereof, and any material amendments thereto. True, correct and complete copies of all Material Leases (including any material amendments thereto) have been made available in all material respects to Parent.

(iii)       All Real Property Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any Real Property Lease, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party to such Real Property Lease, except as would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect, and to the Knowledge of the Company, there are no material disputes with respect to any Real Property Leases.

(iv)       Except as set forth in Section 5.1(n)(iv) of the Company Disclosure Schedule, with respect to the Leased Real Property and the Owned Real Property (collectively, the “Real Property”): (A) there are no leases, subleases or licenses (other than immaterial licenses granted in the ordinary course of business) granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of any Material Leased Real Property, any material Owned Real Property or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Real Property by such party for the purposes for which it is currently being, or is intended to be, used, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (C) the Real Property, and the improvements thereon, are in compliance in all material respects with all applicable Laws and are in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the three years prior to the date of this Agreement, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Real Property and the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)         Except as set forth in Section 5.1(n)(v) of the Company Disclosure Schedule, no consent by or notice to any Person (including, without limitation, landlords or sublandlords) or any other action is required under any agreement or instrument relating to or affecting any Real Property in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi)        Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

(o)          Environmental Matters. Except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has violated since January 1, 2022, nor is it in violation of, applicable Environmental Law; (b) to the Knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Knowledge of the Company, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary are and, since January 1, 2022, have been, in compliance with Environmental Laws and Environmental Permits in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has made available in all material respects to Parent all material environmental site assessments, reports, studies or other evaluations in its possession or reasonable control conducted since January 1, 2022 relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

(p)        Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)         Each of the Company and each Company Subsidiary (A) has duly and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it, and each such filed Tax Return is true, correct and complete, (B) has paid all Taxes that are required to be paid by it (whether or not shown as due on such Tax Returns) and (C) has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes by it and related information reporting requirements with respect to amounts owing to or from any of its employees, creditors, customers, or other third parties.

(ii)        No deficiency or adjustment has been assessed, asserted, or proposed in writing or assessed by any Governmental Authority with respect to any amount of Taxes in respect of Tax Returns of the Company or any Company Subsidiary that remains unpaid or unresolved in whole or in part, other than any such deficiency being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements contained in the Company Reports in accordance with GAAP.

(iii)       (A) There are no audits, suits, claims, examinations, investigations or other similar proceedings in respect of Taxes pending, being conducted or that have been threatened in against the Company or any Company Subsidiary and (B) with respect to any Tax years open for audit as of the date hereof, neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, other than any such waiver or extension that is automatic or automatically granted.

(iv)        There are no Tax Liens upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens described in clause (a) of the definition thereof.

(v)         Neither the Company nor any Company Subsidiary (A) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of U.S. state or local or non-U.S. Tax Law; (B) has liability as a transferee or successor for Taxes of any other Person (other than the Company or any Company Subsidiary) by operation of applicable Law or (C) is a party to any Tax sharing, allocation or indemnification agreement other than (1) any agreement or arrangement solely among the Company and its Subsidiaries, or (2) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

(vi)        In the last two years, neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of U.S. state or local Law).

(vii)       There are no adjustments under Section 481 of the Code (or any analogous or similar provision of U.S. state or local or non-U.S. Tax Law) that are required to be taken into account by the Company or any Company Subsidiary in any taxable period (or portion thereof) ending after the Closing Date by reason of a change in method of accounting in any taxable period (or portion thereof) ending on or before the Closing Date.

(q)          Labor and Employment Matters.

(i)        Except to the extent prohibited by applicable Law, the Company has made available to Parent a true, correct and complete list of all employees of the Company or any Company Subsidiary as of December 20, 2024, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (A) employee identification number and employing entity; (B) title or position and location of employment (country and, if in the United States, state); (C) hire date; (D) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (E) (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act. Within 15 Business Days prior to the Closing Date, the Company will make available to Parent an updated version of the foregoing employee list that is true, correct and complete as of a date that is within five Business Days of the date the updated list is made available to Parent.

(ii)        Except as set forth in Section 5.1(q)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees (each, a “Collective Bargaining Agreement”). As of the date of this Agreement and during the two year period immediately prior to such date, there are no and were no strikes, lockouts, material unfair labor practice charges, or work stoppages existing or, to the Knowledge of the Company, threatened, with respect to any employees or the Company or any Company Subsidiaries. As of the date of this Agreement and during the two year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Knowledge of the Company, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(iii)        Except as set forth in Section 5.1(q)(iii) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors, except for any such Actions that would not reasonably be expected to have a Material Adverse Effect.

(iv)      Except as set forth in Section 5.1(q)(iv) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2022 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws (the “WARN Act”)), immigration, wages and hours (including minimum wage and overtime payments), classification of employees and independent contractors, meal and rest breaks, working time, workers’ compensation, family and medical leave and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.1(q)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company, each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(v)       None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(vi)       Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, no officer, manager, employee, or individual independent contractor of the Company or any Company Subsidiary is in violation of any material term of any employment agreement, noncompetition agreement, nonsolicitation agreement, nondisclosure agreement, or restrictive covenant obligation owed to (A) the Company or any Company Subsidiary or (B) a former employer relating to the right of such individual to be employed or engaged by the Company or any Company Subsidiary.

(r)          Intellectual Property and Data Privacy.

(i)         Section 5.1(r)(i) of the Company Disclosure Schedule contains a complete list, as of the date hereof, of: all of the following that are owned or used by the Company and/or the Company Subsidiaries: (A) Registered Intellectual Property, (B) all contracts or agreements pursuant to which the Company or any Company Subsidiary is granted a license or covenant not to sue, to any material Company-Licensed IP (other than (1) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $500,000, (2) Open Source Software; (3) non-disclosure agreements entered into in the ordinary course of business; (4) rights to feedback granted by third parties in the ordinary course consistent with past practice; (5) incidental non-exclusive trademark licenses granted solely for marketing or promotional purposes; and (6) commercially available service agreements to Business Systems that have an individual service or subscription fee of $500,000 or less per annum) (such contracts or agreements, “Inbound License Agreements”); and (C) any material Software or Business Systems constituting Company-Owned IP that are incorporated into or used in connection with the Services.

(ii)         The Company-Owned IP and Company-Licensed IP constitute all of the material Intellectual Property used in or held for use in or necessary to enable the conduct of the business of the Company and the Company Subsidiaries as presently conducted. Except as set forth in Section 5.1(r)(ii) of the Company Disclosure Schedule or as would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written contract Company-Licensed IP. As of the date hereof, no loss or expiration of any material Company-Owned IP is threatened in writing, or, to the Company’s Knowledge, pending.

(iii)        Since January 1, 2022, the Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain and protect Intellectual Property rights contained in material Company-Owned IP. Neither the Company nor any Company Subsidiaries has (A) disclosed any material trade secrets or other material Confidential Information that relates to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information, or (B) disclosed or licensed to a third-party (whether on a present or contingent basis) any source code for any material proprietary Software included in the Company-Owned IP; in each case, except as would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries.

(iv)       (A) Since January 1, 2022, there have been no claims filed and served or, to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary, by any person (x) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company-Owned IP, or (y) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons; (B) to the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (C) to the Knowledge of the Company, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (D) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, in each case of (A) through (D), except as would not reasonably be expected to have a Material Adverse Effect.

(v)         Except as would not reasonably be expected to have a Material Adverse Effect, all persons who have contributed to or developed any Company‑Owned IP have executed written agreements with the Company or one of the Company Subsidiaries pursuant to which such persons assigned to the Company or the applicable Company Subsidiary their rights to such contributions or developments that the Company or any of the Company Subsidiaries do not already own by operation of law.

(vi)       The Company and Company Subsidiaries do not use and since January 1, 2022, have not used any Open Source Software or any modification or derivative thereof (A) in a manner that would require the Company or any Company Subsidiary to (w) distribute or disclose in source code form any proprietary Software included in the Company-Owned IP, (x) license such Software for the purpose of making derivative works, (y) make such Software available for redistribution to any Person at no or minimal charge, or (z) otherwise grant to any other person any rights to or immunities under any of the Company-Owned IP, or (B) that is licensed under any Reciprocal License in combination with, or linked to, any proprietary Software included in the Company-Owned IP; except in each case as would not reasonably be material to the business of the Company and the Company Subsidiaries.

(vii)       Since January 1, 2022, the Company and the Company Subsidiaries have taken reasonable measures to preserve and maintain the performance, security and integrity of the Business Systems. Since January 1, 2022, to the Knowledge of the Company, (A) there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects, and (B) there has been no unauthorized access to or use of any Business Systems. To the Knowledge of the Company, the Business Systems perform in all material respects in accordance with their documentation and functional specifications and are in all material respects free from any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” or any other code designed to disrupt, disable or harm the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed; or compromise the privacy or data security of a user.

(viii)     Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries currently and since January 1, 2022, have complied with (A) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (B) any applicable publicly posted privacy policy of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, use or other processing of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (C) PCI DSS, where applicable to the Company or a Company Subsidiary, and (D) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security or otherwise with respect to the collection, dissemination, storage, use or other processing of Personal Information,; (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable physical, technical, organizational and administrative data security safeguards to protect the security and integrity of Personal Information. Since January 1, 2022, neither the Company nor any of the Company Subsidiaries has (x) experienced any material data security breaches, or unauthorized access, use, or disclosure of Personal Information or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority or received any material claims or complaints regarding the collection, dissemination, storage, use or other processing of Personal Information, or the violation of any applicable Data Security Requirements and, to the Knowledge of the Company, there is no reasonable basis for the same.

(ix)       To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any contractual requirements, privacy policies or other legal obligations that, following the Closing, would prohibit the Surviving Corporation from receiving, accessing, storing or using any Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing or result in liabilities in connection with Data Security Requirements.

(x)        Neither the Company nor any Company Subsidiary is, nor since January 1, 2022, has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any material Company-Owned IP.

(s)          Insurance.

(i)           Section 5.1(s)(i) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (A) the names of the insurer, the principal insured and each named insured, (B) the policy number, (C) the period, scope and amount of coverage and (D) the premium most recently charged.

(ii)         With respect to each such Insurance Policy, except as would not result in a Material Adverse Effect: (A) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (B) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (C) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(t)         Fairness Opinion. The Special Committee has received the opinion of its outside financial advisor, PJT Partners LP, to the effect that, as of the date of such opinion and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners LP in connection with such opinion (which are stated in its written opinion), the Merger Consideration to be received by the holders of shares of Class A Common Stock (other than Excluded Shares) that are Unaffiliated Stockholders pursuant to this Agreement is fair, from a financial point of view, to such holders.  It is agreed and understood that such opinion is for the benefit of the Special Committee, and may not be relied on by Parent or Merger Subs.

(u)         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement (or Information Statement, if applicable) nor any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(v)        Brokers and Finders. Except for the Company’s obligations to PJT Partners LP, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Mergers, based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

(w)        Affiliate Transactions. To the Knowledge of the Company, since December 31, 2023, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

(x)       Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subs made in Section 5.2(c), the restrictions of Section 203 of the DGCL or of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover Law (each, a “Takeover Law”) or any anti-takeover provision in the Company Organizational Documents shall not apply to the Company, Parent, Merger Subs, the shares of Company Stock, this Agreement, the Support Agreements, the Mergers or any other transactions contemplated by this Agreement. There is no stockholder rights plan or “poison pill” anti-takeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

(y)          Company Units. As of December 23, 2024, there are 36,510 Company Units.

(z)         No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2 or in any closing certificate delivered pursuant to Section 7.3(c), the Company agrees and acknowledges that neither Parent nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Mergers, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information. The Company specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.2, that may have been made by any Person, and acknowledges and agrees that Parent, Merger Subs and their respective Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties

5.2.       Representations and Warranties of Parent and Merger Subs. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), each of Parent and Merger Subs hereby represents and warrants to the Company that:

(a)         Organization, Good Standing and Qualification. (i) Parent is a limited liability company duly formed and in good standing under the Laws of the State of Delaware, (ii) Company Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) LLC Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (iv) each of Parent and Merger Subs has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (v) each of Parent and Merger Subs is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clause (iv) and clause (v), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or either Merger Sub, as applicable, to consummate the Mergers or any other transactions contemplated by this Agreement by the Outside Date.

(b)          Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Mergers or any other transactions contemplated by this Agreement. Each of Parent and Merger Subs has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Company Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Subs and constitutes a valid and binding agreement of Parent and Merger Subs (assuming due authorization, execution and delivery by the Company), enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Remedies Exceptions.

(c)          Governmental Filings; No Violations.

(i)         The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable Blue Sky Laws, (C) compliance with any applicable stock exchange rules, and (D) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the Mergers and any other transactions contemplated by this Agreement.

(ii)         The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Subs or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law, (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which the Parent, Merger Subs or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Subs or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any Company Permit necessary to conduct the business of Parent, Merger Subs or any of their Subsidiaries as currently conducted or (D) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent, Merger Subs or any of their Subsidiaries, except in the case of clause (B), clause (C) and clause (D), any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the Mergers and any other transactions contemplated by this Agreement.

(d)          Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Subs that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Subs to consummate the Mergers and any other transactions contemplated by this Agreement.

(e)        Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, complete and correct copy of its duly executed Guarantees. Each of the Guarantees is in full force and effect, has not been amended or modified and constitutes a legal, valid and binding obligation of the applicable Guarantor, enforceable against it in accordance with its terms, subject to the Remedies Exceptions. No event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the applicable Guarantor pursuant to their respective Guarantees.

(f)          Financing.

(i)          Parent has delivered to the Company true, complete and correct copies of an executed equity commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto from each Equity Source (each, an “Equity Commitment Letter” and together, the “Equity Commitment Letters”), pursuant to which each Equity Source has committed to provide to Parent, subject to the terms and conditions therein, equity financing in the amount set forth therein for the purposes of financing a portion of the aggregate value of the transactions contemplated by this Agreement (the “Equity Financing”), which Equity Commitment Letter provides that the Company is a third party beneficiary thereof and is entitled to enforce such agreements, in each case to the extent expressly provided for in the enforcement provisions of the applicable Equity Commitment Letter. There are no side letters or other agreements, contracts, understandings or arrangements that could affect the availability of the Equity Financing other than as expressly set forth in the Equity Commitment Letters delivered to the Company pursuant to this Section 5.2(f)(i).

(ii)         As of the date of this Agreement: (A) each Equity Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of each of the parties thereto; (B) each Equity Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending; and (C) the commitments contained in the Equity Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect. As of the date of this Agreement, Parent has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Equity Commitment Letters that are payable on or prior to the date of this Agreement.

(iii)        As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Equity Financing except as expressly set forth in the Equity Commitment Letters. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) could reasonably be expected to constitute a failure to satisfy a condition precedent to the obligations of the Equity Sources to fund the Equity Financing.

(iv)        Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and that the Equity Financing is funded in accordance with the Equity Commitment Letters, the net proceeds contemplated by the Equity Commitment Letters and the Rollover, will constitute the funds necessary to consummate the Mergers and the other transactions contemplated by this Agreement, including payment in cash of the aggregate Merger Consideration, the Payoff Amount and payment of the amounts payable to holders of Company Equity Awards in accordance with the terms of this Agreement, and to pay all related fees and expenses required to be paid by Parent and Merger Subs, and to perform their other respective obligations, under this Agreement.

(v)          In no event shall the receipt or availability of any funds or financing by or to the Equity Sources, Parent, Merger Subs or any of their respective affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Subs hereunder.

(g)          Ownership of Merger Subs; No Prior Activities. As of the date of this Agreement, the authorized capital stock of Company Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding. LLC Merger Sub has one class of common interests, all of which are duly authorized, validly issued and outstanding. All of the issued and outstanding equity interests of Merger Subs are, and at the Company Merger Effective Time and the LLC Merger Effective Time, as applicable, will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, and, other than equity interests owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, there are (i) no other equity interests, shares of capital stock or voting securities of Merger Subs, (ii) no securities of Merger Subs convertible into or exchangeable for equity interests, shares of capital stock or voting securities of Merger Subs and (iii) no options or other rights to acquire from Merger Subs, and no obligations of Merger Subs to issue, any equity interests, capital stock, voting securities or securities convertible into or exchangeable for equity interests, capital stock or voting securities of Merger Subs. Neither of Merger Subs has conducted any business prior to the date of this Agreement nor has, and prior to the Company Merger Effective Time will have, any business activities, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement and the Mergers and any other transactions contemplated by this Agreement.

(h)         Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Equity Financing), and assuming the accuracy of the representations and warranties set forth in Section 5.1 in a manner that would satisfy the condition set forth in Section 7.2(a), Parent and each of its Subsidiaries will be Solvent.

(i)          Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Subs has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Mergers or any other transactions contemplated by this Agreement.

(j)       Information Supplied. None of the information supplied or to be supplied by Parent or Merger Subs for inclusion or incorporation by reference in a Proxy Statement (or Information Statement, if applicable) nor any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

(k)         Ownership of Shares of Company Stock. None of Parent, Merger Subs or any of their “affiliates” or “associates” (as such terms are defined in Article Nine of the Amended and Restated Certificate of Incorporation of the Company) is, nor at any time in the last three years has been, an “interested stockholder” (as such term is defined in Article Nine of the Amended and Restated Certificate of Incorporation of the Company). None of Parent, Merger Subs or any of their “affiliates” or “associates” (as such terms are defined in Article Nine of the Amended and Restated Certificate of Incorporation of the Company) beneficially owns (or has beneficially owned in the past three years) any shares of Company Stock or other securities of, or economic interests in, the Company.

(l)         Covered Transactions. The Mergers and any other transactions contemplated by this Agreement that could involve foreign investment do not constitute a “covered transaction” as defined in 31 C.F.R. 800.213.

(m)      Capitalization and Subsidiaries.  Casago Global, LLC owns beneficially and of record 100% of the outstanding equity interests of Parent.  Parent owns beneficially and of record 100% of the outstanding equity interests of Casago International, LLC (“Casago International”).  The assets of Casago International represent (i) substantially all of the assets (other than cash to be contributed to Parent in connection with the Equity Financing that is not used to pay Merger Consideration and the Rollover Shares) that will be or will be deemed to be contributed to Parent in connection with the Mergers, the Rollover and the related transactions contemplated hereby and (ii) the basis for Casago Global, LLC’s and its Affiliates’ proportionate economic ownership of Parent following the Closing as compared to the Equity Financing Sources and Rollover Stockholders.  Excluding the obligation to pay the Merger Consideration when due (which is addressed in Section 5.2(f)(iv)), and assuming the Guarantors comply with their obligations in the Guarantee and the Rollover Stockholders comply with their obligations in the Support Agreements, Casago International holds assets sufficient to satisfy Parent’s obligations under this Agreement.

(n)        No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1 or in any closing certificate delivered pursuant to Section 7.2(h), Parent and Merger Subs agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Subs in connection with this Agreement or the Mergers, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Subs resulting from Parent’s or Merger Subs’ reliance on any such information. Each of Parent and Merger Subs specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1, that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Each of Parent and Merger Subs, on behalf of itself and its Subsidiaries, acknowledges and agrees that it has had reasonable access to, and has been afforded the opportunity to request and review, the books and records of the Company and its Subsidiaries (including in the possession of the Company’s Representatives).

ARTICLE VI
Covenants
6.1.        Interim Operations.

(a)          During the period commencing on the date hereof and running until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except (i) as expressly contemplated, required or permitted by this Agreement (including, for the avoidance of doubt, the Company LLC Units Redemptions), (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), or (iv) as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will, and will cause its Subsidiaries to use reasonable efforts to, (A) conduct their businesses in the ordinary course of business consistent with past practice, (B) manage their working capital in the ordinary course of business consistent with past practice, and (C) preserve intact in all material respects their respective assets, properties, business organizations and relationships with partners, clients, suppliers, distributors and other Persons with which it has material business dealings; provided that no action by the Company or its Subsidiaries with respect to matters specifically permitted by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would otherwise constitute a breach of such provision of Section 6.1(b).

(b)         During the Pre-Closing Period, except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (iv) as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will not, and will cause its Subsidiaries not to:

(i)         (A) adopt any change in the certificate of incorporation or bylaws of the Company or (B) adopt any change in the comparable organizational document of any of the Company’s Subsidiaries (including any amendment to the Company LLC Agreement);

(ii)       merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize, recapitalize or completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing restrictions on the assets, operations or business of the Company or any of its Subsidiaries, other than restructuring, reorganization, recapitalization, liquidation or dissolution of any Subsidiary of the Company that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to be adverse to Parent;

(iii)        issue, sell, pledge, encumber, dispose of or grant, or authorize the issuance, sale, pledge, encumbrance, disposition or grant of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its Subsidiaries or among the Company’s Subsidiaries or (B) any grant or issuance of shares of Company Stock or Company LLC Units (1) in redemption of Company LLC Units in accordance with the terms of the Company LLC Agreement, (2) in respect of any exercise of Company Options or Company SARs, (3) in settlement of any Company RSUs or Company PSUs or (4) in connection with the conversion or cancellation of any Class G Units or Class G Common Stock;

(iv)        make any loans, advances or capital contributions to or investments in any Person (other than to the Company or any of its Subsidiaries);

(v)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for (A) dividends or other distributions paid by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company and (B) distributions in accordance with Section 5.03 of the Company LLC Agreement, to the extent consistent with past practice;

(vi)        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except for (A) any such transaction solely among the Company and any of its Subsidiaries or solely among any of the Company’s Subsidiaries, (B) acquisitions of shares of Company Stock or Company LLC Units in satisfaction of withholding obligations in respect of Company Equity Awards, or (C) acquisitions of Company LLC Units in connection with a redemption of such Company LLC Units in accordance with the terms of the Company LLC Agreement;

(vii)       create, incur, assume or guarantee any Indebtedness for borrowed money or issue any debt securities or guarantees of the same or any other Indebtedness, except for (A) borrowings in the ordinary course of business under the Company Credit Agreement, (B) guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.1(b)(vii), and (C) any Indebtedness solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(viii)      (A) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, (B) amend, modify or waive in any material respect or in a manner adverse to the Company or any of its Subsidiaries, or terminate, any Material Contract (other than renewals or expirations of any such Contract in accordance with its terms), or (C) make any materially adverse changes to the Company’s policies regarding minimum quality, revenue or commission rates with respect to entry into new homeowner customer contracts or renewals of existing homeowner customer contracts;

(ix)      make any material changes to the Company’s sales and marketing budget set forth on Section 6.1(b)(ix) of the Company Disclosure Schedule;

(x)         make any material changes with respect to financial accounting policies or procedures, except as required by Law or by U.S. GAAP or official interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xi)        settle any Action for an amount in excess of $500,000 individually or $1,500,000 in the aggregate other than (A) any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered (less retention or deductible under the applicable insurance policy) by insurance coverage amounts maintained by the Company or any of its Subsidiaries, and (B) settlements or compromises of any Action for an amount not materially in excess of the amount, if any, reflected or specifically reserved in the balance sheet (or the notes thereto) of the Company included in the Company Reports filed prior to the date hereof (with materiality measured relative to the amount so reflected or reserved, if any); provided that, in the case of each of the foregoing clause (A) and clause (B), the settlement or compromise of such Action does not (x) impose any non-de minimis restriction on the business or operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing) and (y) include any non-de minimis non-monetary or injunctive relief, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(xii)      assign, transfer, sell, lease, license, encumber (other than Permitted Liens), abandon, permit to lapse, or otherwise dispose of any material assets or property (including any material Intellectual Property rights) except (A) as may be required by a Governmental Authority to permit or facilitate the consummation of the Mergers or any of the other transactions contemplated in this Agreement solely to the extent required pursuant to Section 6.5, (B) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, (C) as permitted under the Company Credit Agreement, or (D) in the ordinary course of business and in no event in an amount or value exceeding $750,000 individually or $2,000,000 in the aggregate;

(xiii)    except as required by the terms of any Plan in effect on the date of this Agreement: (A) grant any equity or equity-based awards or increase the compensation or other benefits payable or provided to the current or former employees, officers, directors or other individual service providers of the Employer Entities; (B) increase or accelerate the funding, payment or vesting of compensation or benefits provided under any Plan; (C) grant any cash or equity or equity-based incentive awards, bonus, change of control, severance or retention award or similar types of payments or benefits to any current or former employees, officers, directors or other individual service providers of the Employer Entities; (D) establish, adopt, enter into, terminate or materially amend any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) other than (x) offer letters or similar arrangements extended to newly hired individuals following the date hereof where such letters or arrangements do not provide for severance or equity-based compensation or (y) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs; or (E) amend or modify any performance criteria, metrics or targets under any Plan such that, as compared to those criteria, metrics or targets under any Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(xiv)      acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or Suppliers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(xv)        make (other than in a manner consistent with past practice), change or revoke any material Tax election or change any annual Tax accounting period or method of Tax accounting, intentionally surrender any right to claim for a material Tax refund, credit, offset or other reduction in Tax liability, file any amended income Tax Return or other material amended Tax Return; enter into any closing agreement in respect of any material Tax; waive or extend the statute of limitations in respect of any Taxes, or settle, resolve or otherwise dispose of any material Action in respect of Taxes;

(xvi)      incur, or commit to incur, any capital expenditures that are in excess of $500,000 individually or $1,500,000 in the aggregate, other than any capital expenditure (or series of related capital expenditures) made in accordance with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent prior to the date hereof;

(xvii)     (A) make any material modifications to any material Business Systems, excluding, for the avoidance of doubt, any routine updates or previously scheduled upgrades necessary for the continued performance, function or operation of such Business Systems, or (B) enter into, terminate, or materially amend or modify, any Contract for the purchase, license or integration of any material property management system Software;
(xviii)   voluntarily terminate, suspend, abrogate, amend or modify any material Company Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(xix)     waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former officer, manager, employee or independent contractor of the Employer Entities;

(xx)        (A) negotiate or enter into any Collective Bargaining Agreement, (B) voluntarily certify or recognize any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary, or (C) implement or announce any plant closings, mass layoffs, group terminations, or other actions affecting employees of the Company or any Company Subsidiary that trigger notice requirements under the WARN Act;

(xxi)       enter into any Real Property Lease, or modify, renew or terminate any Real Property Lease, in each case, unless in the ordinary course of business and the annual payment obligations thereunder by the Company or any of its Subsidiaries do not exceed $500,000 individually or $2,000,000 in the aggregate; or

(xxii)      agree, authorize or commit to do any of the foregoing.

(c)          Nothing contained in this Agreement is intended to give Parent or Merger Subs or any of their Affiliates, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)        Subject to the terms of this Agreement, including Section 6.5 and Section 6.13, from the date of this Agreement until the Company Merger Effective Time, none of Parent, Merger Subs or their respective Subsidiaries shall (i) knowingly take any action that would prevent, materially delay or materially impede the consummation of the Equity Financing; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing substantially all of the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition, as applicable, would reasonably be expected to materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by this Agreement, including the Mergers.

6.2.        Acquisition Proposals; Change of Recommendation.

(a)         No Solicitation or Negotiation. Subject to the terms of this Section 6.2, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, the Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to, and will instruct and use its reasonable best efforts to cause each of its and their respective other Representatives to, (x) immediately cease and cause to be terminated any solicitations, communications, discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(a) and cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives or financing sources (other than Parent, its Affiliates and their respective Representatives and Equity Sources); (y) immediately terminate all access granted to any such Person or Group and its or their Representatives to any physical or virtual data room (or any other diligence access) maintained by the Company or any of its Representatives with respect to the transactions contemplated hereby; and (z) promptly following the date of this Agreement (and in any event within two Business Days thereof) request in writing the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the six-month period immediately preceding the date of this Agreement, to the extent not already requested by the Company. From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, the Company agrees that, except as permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i)          initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)        engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group (other than Parent, its Affiliates and their respective Representatives and Equity Sources) relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii)       furnish to any Person (other than Parent, its Affiliates and their respective Representatives and Equity Sources) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;

(iv)      approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

(v)         enter into any Alternative Acquisition Agreement, other than an Acceptable Confidentiality Agreement permitted by Section 6.2(b); or

(vi)         authorize, resolve, agree or commit to do any of the foregoing.

(b)        Notwithstanding anything in Section 6.2(a) to the contrary, prior to the receipt of the Company Stockholder Approvals, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company (acting under the direction of the Special Committee) may, or may authorize its Representatives to, (i) provide information in response to a request therefor by a Person or Group who has made such a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and provided, further, that the Company shall substantially concurrently disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided; and (ii) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or clause (ii), the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and that the failure to take action pursuant to this Section 6.2(b) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Stockholder Approvals, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person or Group that has made an Acquisition Proposal after the date of this Agreement solely to clarify and understand any ambiguous terms and conditions of such proposal that are necessary to provide adequate information for the Company Board or the Special Committee to make an informed determination under this Section 6.2. During the Pre-Closing Period, the Company will not be required to enforce, and, if requested, will be permitted to waive, any provision of any “standstill” or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a non-public proposal being made to the Company Board (or any committee thereof, including the Special Committee).

(c)        No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(d), the Company Board, or a committee thereof, including the Special Committee, shall not:

(i)          fail to make, withhold, withdraw, qualify or modify or resolve to (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation (it being understood that it shall be considered a modification adverse to Parent if (A) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board, acting upon the recommendation of the Special Committee, fails to publicly recommend against acceptance of such tender or exchange offer by the holders of shares of Company Stock within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (B) any Acquisition Proposal is publicly announced and the Company Board, acting upon the recommendation of the Special Committee, fails to issue a public press release within ten Business Days of such public announcement reaffirming the Company Recommendation or stating that the Company Recommendation has not been changed);

(ii)          authorize, adopt, approve, endorse, recommend or publicly declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Acquisition Proposal or submit any Acquisition Proposal to a vote of the holders of Company Stock;

(iii)         fail to include the Company Recommendation in the Proxy Statement; and

(iv)       except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, share exchange agreement or other similar definitive agreement with respect to any Acquisition Proposal (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing Section 6.2(c)(i) through Section 6.2(c)(iv), a “Change of Recommendation”).

(d)          Superior Proposal Termination; Changes of Recommendation.

(i)        Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approvals, in response to a bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if prior to taking either such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have given three Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (identity of the Person or Group making such proposal) and providing copies of the most recent versions of all proposed agreements relating to such proposal, and that the Company intends to take such action, and during such three Business Day period (the “Match Period”), the Company and Special Committee shall (and shall cause the Company’s officers, employees, financial advisors, outside legal counsel and other Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees; and at the end of the Match Period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees committed to by Parent in writing in response to such Acquisition Proposal, if any) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal and that the failure to effect a Change of Recommendation in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(d)(i) shall be reduced to two Business Days and the Match Period in respect of such new written notice shall be two Business Days.

(ii)      Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approvals, in response to an Intervening Event, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law, (B) the Company shall have given three Business Days’ prior notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will describe such Intervening Event in detail) and that the Company intends to effect a Change of Recommendation, and after giving such notice and prior to effecting such Change of Recommendation, the Company and the Special Committee negotiates (and causes the Company’s officers, employees, financial advisors, outside legal counsel and other Representatives to negotiate) in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees in response thereto; and at the end of the three Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board (acting on the recommendation of the Special Committee) or Special Committee takes into account any adjustments or revisions to the terms and conditions of this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees committed to by Parent in writing in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(d)(ii) shall be reduced to two Business Days. “Intervening Event” means any material change, effect, event, occurrence or development that was not known to the Special Committee as of the date of this Agreement, or, if known, the magnitude or consequences were not known to or reasonably foreseeable by the Special Committee as of the date of this Agreement; provided, however, that in no event shall (x) an Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal) or any matter related thereto or consequences thereof, (y) any change, in and of itself, in the price or trading volume of the shares of Class A Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition) or (z) the fact, in and of itself, that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.

(e)         Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal as required by applicable Law which is not otherwise a Change of Recommendation; provided, however, that nothing in this Section 6.2(e) or any other provision of this Agreement shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with and to the extent permitted by Section 6.2(d).

(f)          Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, the Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if an Acquisition Proposal is received by, any non-public information is requested from, or any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives and shall provide, in connection with such notice, (x) the identity of the Person or Group making such proposal and (y) a summary of the material terms and conditions of any Acquisition Proposal (including the form and amount of consideration and proposed financing arrangements) and, if in writing, a copy thereof and thereafter shall keep Parent informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of the status and terms of any such Acquisition Proposal and the status of any such discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.2.

(g)         Breach by Representatives. The Company agrees that any breach of this Section 6.2 by any director, officer or other Representative of the Company will be deemed to be a breach of this Section 6.2 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 6.2, and upon becoming aware of any breach or threatened breach of this Section 6.2 by a Representative of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

6.3.        Proxy Statement Filing; Schedule 13e-3; Information Supplied; Information Statement.

(a)         The Company shall prepare and file with the SEC, and Parent shall reasonably cooperate with the Company in connection therewith, as promptly as reasonably practicable after the date of this Agreement (and in any event, no later than 36 calendar days thereafter), a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company will use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing.

(b)        The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement (and in any event, no later than 36 calendar days after the date of this Agreement), jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(c)         The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement or the Schedule 13e-3 and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party or any of its Representatives and the SEC with respect to the Proxy Statement or the Schedule 13e-3, as applicable. Each of the Company and Parent shall provide Parent and the Company, as applicable, and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Schedule 13e-3). The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and the Schedule 13e-3 from the SEC and the Company shall cause the definitive Proxy Statement and the Schedule 13e-3 to be mailed to the stockholders of the Company as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (such date, the “SEC Clearance Date”).

(d)         The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company and Parent agree, as to themselves and their Affiliates, that the Schedule 13e-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Subs shall ensure that none of the information supplied by it for inclusion in the Proxy Statement or the Schedule 13e-3 will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13e-3, as applicable, so that either the Proxy Statement or the Schedule 13e-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement, (ii) the Company and Parent shall promptly prepare an amendment or supplement to the Schedule 13e-3 or (iii) the Company shall cause the Proxy Statement or the Schedule 13e-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(e)        The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review. The Company and Parent shall (i) provide each other with a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other Party, its outside legal counsel and its other Representatives.

(f)        Notwithstanding anything in this Section 6.3 to the contrary, if the Company receives executed written consents from stockholders sufficient to obtain the Company Stockholder Approval (“Stockholder Consents”) on or prior to the 14th day following the date of this Agreement, the Company shall, in lieu of filing the Proxy Statement, file with the SEC an information statement containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consents and the Mergers, (B) the notice of action by written consent required by Section 228(e) of the DGCL and (C) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (the “Information Statement”).  In the event the Stockholder Consents are obtained and the Company files the Information Statement, the provisions of this Agreement that apply to the Proxy Statement shall instead apply to the Information Statement.

6.4.       Company Stockholders Meeting. Subject to Section 6.3(f), the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (including any adjournment, recess, postponement or other delay thereof, the “Company Stockholders Meeting”) as promptly as reasonably practicable after the SEC Clearance Date, to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (a) the Company (acting on the recommendation of the Special Committee) may (and if requested by Parent on no more than two occasions, shall for a reasonable period of time) adjourn, recess, postpone or otherwise delay the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, as applicable, reasonably believes there will be insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approvals (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (a) without Parent’s prior written consent) and (b) the Company (acting on the recommendation of the Special Committee) may adjourn, recess, postpone or otherwise delay the Company Stockholders Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in each case of the foregoing clauses (a) and (b), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten Business Days. Subject to Section 6.3(e), the Company Board shall include the Company Recommendation in the Proxy Statement and the Schedule 13e-3 and shall use reasonable best efforts to obtain the Company Stockholder Approvals. Without the prior written consent of Parent, the matters required to obtain Company Stockholder Approvals shall be the only matters (other than matters of procedure, including adjournment or postponement thereof, and matters required by Law to be voted on by the Company stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company stockholders at the Company Stockholders Meeting. The Company shall cooperate and keep Parent reasonably informed regarding its solicitation efforts and voting results following mailing of the definitive Proxy Statement.

6.5.         Efforts; Cooperation; Antitrust Matters.

(a)        Subject to the terms of this Agreement, each of the Company, Parent and Merger Subs shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Mergers and any other transactions contemplated by this Agreement when required in accordance with Article VII as promptly as reasonably practicable and in any event prior to the Outside Date; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or Orders advisable or required to be obtained by Parent, the Company or any of their respective Affiliates, including under the Antitrust Laws (including by making an appropriate response to requests from any such Governmental Authorities); (iii) avoid or defend against, as applicable, any Action by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Mergers or any other transactions contemplated by this Agreement, including the Mergers; and (iv) as promptly as reasonably practicable, make or cause to be made any other required or advisable registrations, declarations, submissions and filings with respect to the Mergers or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law. The Company and its Subsidiaries shall reasonably cooperate to facilitate the receipt by Parent and its Affiliates of any approvals or to take any other reasonable actions required to permit Parent and its Affiliates (including the Company and its Subsidiaries following the Closing) to operate in compliance with applicable Law following the consummation of the Mergers.

(b)         Without limiting the generality of anything contained in this Section 6.5, Parent and the Company shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Mergers or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any substantive communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any other domestic, foreign or supranational Governmental Authority pursuant to any Antitrust Laws regarding the Mergers or any other transactions contemplated by this Agreement and (iv) promptly notify the other Parties of any communication from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority pursuant to any Antitrust Laws regarding the Mergers or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority pursuant to any Antitrust Laws in connection with the Mergers or any other transactions contemplated by this Agreement (including the Proxy Statement and the Schedule 13e-3). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any substantive presentation, letter, white paper, or proposal made or submitted to any Governmental Authority pursuant to any Antitrust Laws in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations and (z) as necessary to address reasonable privilege concerns.

(c)        Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Mergers and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement or (ii) upon receiving any material notice or other material communication from any third party whose consent or approval is required for consummation of the Mergers or the other transactions contemplated by this Agreement or any Governmental Authority in each case in connection with such consents or the transactions contemplated by this Agreement.

(d)         If any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the Mergers or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Mergers or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to resolve any such objections.

(e)         For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate foreign investments.

6.6.         Information; Access and Reports.

(a)        The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13e-3 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Mergers and any other transactions contemplated by this Agreement.

(b)        Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law, upon reasonable advance notice, from the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with Article VIII, to its employees and other personnel and contracts and other books and records, including, solely to the extent consistent with Section 6.8 of the Company Disclosure Schedule, any information reasonably requested by Parent or its Representatives in connection with post-Closing integration and transition matters (other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto)) or, subject to Section 6.2, any Acquisition Proposal or Superior Proposal); provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that would reasonably be expected to result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries; provided that in the event the Company does not disclose certain information pursuant to the foregoing clause (i) and clause (ii), at Parent’s reasonable request the Parties shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any invasive on-site procedures (including any invasive on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. The Non-Disclosure Agreement, dated as of June 27, 2024, by and between the Company and Casago International, LLC (the “Confidentiality Agreement”), shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder.

(c)         To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7.       Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Class A Common Stock from Nasdaq and the deregistration of the shares of Class A Common Stock under the Exchange Act as promptly as practicable after the Company Merger Effective Time.

6.8.       Publicity. The initial press release regarding the Mergers shall be a joint press release of Parent and the Company reasonably acceptable to Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Affiliates or Representatives, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) or make any internal announcement to employees, in each case, with respect to this Agreement or the Mergers or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) subject to Section 6.2, if applicable under the circumstances, in connection with a Change of Recommendation or Acquisition Proposal or (c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement. Notwithstanding anything to the contrary in this Section 6.8, (i) each of the Parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements (x) are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company or to the extent that they have been reviewed and previously approved by both Parent and the Company and (y) do not reveal material, nonpublic information regarding the other Parties, the Mergers or the other transactions contemplated hereby and (ii) Parent, Merger Subs and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions and so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company. In addition, the Parties shall cooperate in good faith with respect to the terms and conditions set forth on Section 6.8 of the Company Disclosure Schedule.

6.9.        Employee Benefits.

(a)        Parent agrees that each employee as of immediately prior to the Closing who continues to be employed with the Employer Entities immediately following the Closing (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the first anniversary thereof (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with (i) a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Employer Entities immediately prior to the Company Merger Effective Time, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities as in effect for such Continuing Employee immediately prior to the Company Merger Effective Time, and (iii) retirement and health and welfare benefits (other than deferred compensation, defined benefit pension benefits or retiree health and welfare benefits) that are substantially similar in the aggregate to the retirement and health and welfare benefits (other than deferred compensation, defined benefit pension benefits or retiree health and welfare benefits) provided to such Continuing Employee immediately prior to the Company Merger Effective Time. In addition, Parent will take the actions described in Section 6.9(a) of the Company Disclosure Schedule.

(b)          Parent shall cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates in which Continuing Employees participate in the year in which the Closing Date occurs to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions or limitations were waived or satisfied under the corresponding Employee Benefit Plan, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents during the portion of the plan year ending on the Closing Date that were credited to deductible and maximum out-of-pocket co-insurance requirements under the group health Employee Benefit Plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates for the applicable plan year and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting (other than with respect to future equity awards) and future vacation benefit accrual thereunder, service by such Continuing Employees to the Employer Entities or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under a comparable Employee Benefit Plan, in each case, except to the extent it would result in a duplication of compensation or benefits.The Parties hereby acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Plans.

(c)       Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an establishment or amendment of any particular Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Company Merger Effective Time, any Employee Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third-party beneficiary rights, including for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10.      Expenses. Except as provided in Section 8.2, whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Mergers and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such fees or expenses, except that (a) costs, fees and expenses incurred in connection with the filing fee for the Proxy Statement and the Schedule 13e-3 and printing and mailing the Proxy Statement and the Schedule 13e-3 shall be borne by Parent, (b) any documented fees, costs and expenses incurred, paid or payable by the Company or its Subsidiaries (including all reasonable and documented attorneys’ and financial advisor fees) (collectively, the “Amendment Fees”) solely in connection with any amendment or refinancing of the Company Credit Agreement in connection with the transactions contemplated by this Agreement shall be borne by Parent and payable by Parent on the earlier of the termination of this Agreement or the Closing Date (as applicable, the “Amendment Fee Payment Date”).

6.11.       Indemnification; Directors’ and Officers’ Insurance.

(a)         From and after the Company Merger Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law and the organizational documents of the Company and each Company Subsidiary in effect on the date of this Agreement, as applicable (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the organizational documents of the Company and each Company Subsidiary in effect on the date of this Agreement, as applicable, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer, employee, member, manager, trustee or fiduciary of the Company and its Subsidiaries (or any of their respective employee benefit plans) (each an “Indemnified Party” and collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable and reasonably documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of (i) their service as such or their service at the request of the Company or its Subsidiaries as a director, officer, employee, member, manager, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise or (ii) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time, including with respect to the Mergers and any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle, compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which an Indemnified Party sought indemnification pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such Indemnified Party proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the Surviving Corporation (which counsel shall be reasonably acceptable to such Indemnified Party), the fees and expenses of which shall be paid by the Surviving Corporation or Parent.

(b)         Parent and Merger Subs agree that all rights to exculpation or indemnification for acts or omissions occurring at or prior to the Company Merger Effective Time existing as of the date of the Company Merger Effective Time in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract, in each case, in effect and provided to Parent as of the date of this Agreement, shall survive the Mergers and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Company Merger Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six years following the Company Merger Effective Time, Parent shall and shall cause the Surviving Corporation to cause the Charter and Bylaws to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately as of the date of this Agreement. During such six-year period or such period in which an Indemnified Party is asserting a claim for indemnification pursuant to this Section 6.11, whichever is longer, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Company Merger Effective Time, except as required by applicable Law.

(c)         Prior to the Company Merger Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Company Merger Effective Time to, obtain and fully pay on the Closing Date the premium for “tail” insurance policies for (i) the Company’s existing directors’ and officers’ insurance policies, (ii) the Company’s existing employment practices liability insurance policies, and (iii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Company Merger Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carriers as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance, employment practices liability insurance, and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer, employee, member, manager, trustee or fiduciary of the Company or any of its Subsidiaries (or any of their respective employee benefit plans) by reason of his or her serving in such capacity that existed or occurred at or prior to the Company Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall the Company expend, and in no event shall Parent or the Surviving Corporation be required to expend, for such “tail” insurance policies an aggregate amount in excess of 300% of the annual premium paid by the Company for the calendar year immediately preceding the date of this Agreement (such 300% amount, the “Maximum Premium”); provided, further, that if the amount of such “tail” insurance policies exceed the Maximum Premium, the Surviving Corporation shall obtain policies with the greatest coverage available for a cost not exceeding the Maximum Premium. If the Company and the Surviving Corporation for any reason do not obtain such “tail” insurance policies, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for all such policies pursuant to this sentence an annual premium amount in excess of 150% of the annual premium paid by the Company for the calendar year immediately preceding the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage for any given year exceeds such applicable amount, the Surviving Corporation shall obtain policies with the greatest coverage available for a cost not exceeding such applicable amount.

(d)       The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party or may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated, amended, waived or otherwise modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party or principal, except as required by applicable Law. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.11 are joint and several. The rights of the Indemnified Parties pursuant to this Section 6.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws, (ii) the similar organizational documents of the Subsidiaries of the Company, (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries made available to Parent as of the date of this Agreement, or (iv) applicable Law.

(e)         In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.

6.12.     Stockholder Litigation. The Company shall promptly notify Parent in writing of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Mergers or any other transactions contemplated by this Agreement (including by providing copies of all litigation documents served on the Company) and shall keep Parent reasonably informed on an ongoing basis regarding any such stockholder litigation and promptly furnish Parent with copies of external communications received or documents filed. Until the termination of this Agreement in accordance with Article VIII, the Company shall (a) consult with Parent on, and consider in good faith all of Parent’s comments to, all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement, (b) consult with Parent with respect to the proposed strategy, material actions and significant decisions (including relating to defense, settlement or compromise) with respect to any such stockholder litigation, and (c) give Parent the opportunity to participate (but not to control), at Parent’s expense, in the defense, settlement or prosecution of any such stockholder litigation, including by giving Parent the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences with stockholders’ counsel regarding any settlement of such stockholder litigation. In no event shall the Company enter into or agree to any settlement with respect to such stockholder litigation without Parent’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Section 6.12, any Action relating to the Dissenting Shares will be governed by Section 4.4(f).

6.13.       Other Actions by the Company.

(a)        Takeover Laws. The Company, the Company Board and the Special Committee will (a) take reasonable actions within their power to ensure that no Takeover Law or any anti-takeover provision in the Company’s certificate of incorporation or bylaws) is or becomes applicable to this Agreement, the Support Agreements, the Mergers or the other transactions contemplated by this Agreement and the Support Agreements; and (b) if the restrictions of any Takeover Law become applicable to this Agreement, the Support Agreements, the Mergers or the other transactions contemplated by this Agreement and the Support Agreements, take reasonable actions within their power to ensure that the Mergers may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take reasonable actions within their power to minimize the effects of such statute or regulation on the Mergers and the other transactions contemplated by this Agreement and the Support Agreements.

(b)         Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Company Merger Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.14.       Obligations of Parent.

(a)        Parent, in its capacity as the sole stockholder of Company Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution and shall deliver a copy of such written consent to the Company.

(b)       Prior to the Company Merger Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent if such action would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Subs to consummate the Mergers and any other transactions contemplated by this Agreement.

6.15.      Tax Matters.

(a)        Parent shall prepare, or cause to be prepared, each Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to Company LLC, and each material Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to each of its Subsidiaries, in a manner consistent with past practice, except to the extent otherwise required by applicable Law or this Agreement. To the extent applicable and to the extent permissible under Section 706 of the Code, all items of income, gain, loss, deduction and credit allocable to the Company LLC Units held by the Legacy Unitholders immediately prior to the Company LLC Units Redemptions or the Rollover, as applicable, shall be allocated between the Legacy Unitholders, Parent, and the Surviving Corporation based on an interim closing of the books on the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder. Parent shall not, and shall cause its Subsidiaries (including, after the Closing, the Surviving Corporation and the Surviving LLC) not to, file or amend any Pre-Closing Flow-Through Tax Return with respect to Company LLC or any of its Subsidiaries in a manner that would reasonably be expected to have a material adverse impact on the Legacy Unitholders without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(b)        After the Closing, the Securityholder Representative shall be entitled to participate, at its own expense, in any audit, examination, contest, litigation or other proceeding relating to Pre-Closing Flow-Through Tax Returns with respect to Company LLC or any of its Subsidiaries that would reasonably be expected to have a material adverse impact on the Legacy Unitholders (each, a “Pre-Closing Flow-Through Contest”), and none of Parent, the Surviving Corporation, the Surviving LLC or any of their Affiliates shall settle or compromise any such Pre‑Closing Flow-Through Contest in a manner that is reasonably expected to have a material adverse impact on the Legacy Unitholders without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(c)        The Parties and the Securityholder Representative shall cooperate as and to the extent reasonably requested by any other Party or the Securityholder Representative in connection with the filing of any Tax Returns described in Section 6.15(a) or any Action with respect to the Taxes or Tax Returns of Company LLC or any of its Subsidiaries described in Section 6.15(b). Such cooperation shall include the retention and (upon the other Party’s or the Securityholder Representative’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)        The Parties and Securityholder Representative agree and acknowledge that for U.S. federal (and applicable state and local income tax purposes), the Company LLC Units Redemptions shall be treated as sales or exchanges governed by Sections 1001 and 741 of the Code, and the Parties agree to file all tax returns consistent with this Section 6.15(d) unless otherwise required by applicable law or by a final “determination” within the meaning of Section 1313 of the Code.

(e)        At or prior to the Closing, the Company shall request that each of the Legacy Unitholders deliver a properly completed and duly executed IRS Form W-9 or a non-foreign affidavit in form and substance required by Code Sections 1445 and 1446 and the Treasury Regulations thereunder.

(f)        Prior to the Rollover, (i) Company LLC shall deliver to the Company and Parent a certificate meeting the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i) to the effect that 50% or more of the value of the gross assets of Company LLC does not consist of “U.S. real property interests” within the meaning of Section 897(c)(1) of the Code and Treasury Regulations Section 1.897-1(c) (“USRPIs”) or that 90% or more of the value of the gross assets of Company LLC does not consist of USRPIs, plus cash or cash equivalents, and (ii) the Company shall provide to Parent a certificate in compliance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), certifying that the Company is not, and has not been during the relevant period, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g)         Notwithstanding anything to the contrary in this Agreement, (i) a breach of the obligations of the Company under Section 6.15(e) or (f) will not be taken into account for purposes of determining whether any conditions set forth in ARTICLE VII have been satisfied and (ii) Parent’s and its Affiliates’ sole recourse in the event of the breach of the obligations of the Company under Section 6.15(e) or (f) will be to to deduct or withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement as provided in Section 4.4(g).

6.16.       Financing.

(a)          Subject to the terms and conditions of this Agreement, each of Parent and Merger Subs will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letters if such amendment, replacement, supplement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate net amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or expand the information and/or materials and documents required to be provided by the Company or Company LLC; (iii) amend any other terms of the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent or any Merger Sub, as applicable, to enforce its rights against (or the ability of the Company or Company LLC to cause the enforcement of such rights against) the other parties to the Equity Commitment Letters or the definitive agreements with respect thereto. Parent shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification or waiver relating to the Equity Commitment Letters. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letters as amended or modified; and (2) “Equity Commitment Letters,” will include such documents as amended or modified.

(b)         Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Equity Financing on a timely basis, but in any event no later than the Company Merger Effective Time, on the terms and conditions described in the Equity Commitment Letters, including, but not limited to, using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) comply with its obligations pursuant to the Equity Commitment Letters on or prior to the Company Merger Effective Time; and (iii) enforce its rights pursuant to the Equity Commitment Letters, including by commencing an appropriate legal proceeding against any such breaching Equity Source to compel such breaching Equity Source to provide its portion of the Equity Financing at or prior to the time Closing should occur pursuant to Section 1.3 hereof. Parent and Merger Subs will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Equity Commitment Letters as and when they become due.

(c)        Parent must keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Parent and Merger Subs must give the Company prompt notice in writing (but in any event within two Business Days after the occurrence or discovery of) (i) of any breach (or threatened breach), default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Equity Commitment Letters or definitive agreements related to the Equity Financing; and (ii) if for any reason Parent or Merger Subs at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letters or any definitive agreements related to the Equity Financing. Parent must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical (but in any event within two Business Days) after the date that the Company delivers a written request therefor to Parent.

(d)         Notwithstanding the foregoing, compliance by Parent and Merger Subs with this Section 6.16 shall not relieve Parent or Merger Subs of their respective obligations to consummate the Mergers whether or not the Equity Financing is available, and Parent and Merger Subs each acknowledge and agree that obtaining the Equity Financing is not a condition to the Closing. If the Equity Financing has not been obtained, Parent and Merger Subs will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Mergers.

6.17.     Payoff Letters. The Company shall deliver to Parent and Merger Subs on or prior to the Closing Date (with drafts delivered at least five Business Days prior to the Closing Date) copies of payoff letters (the “Payoff Letters”) with respect to the Repaid Indebtedness in customary form reasonably satisfactory to Parent and Merger Subs, which payoff letters shall (a) indicate the total amount required to be paid to fully satisfy all obligations due and payable under the Repaid Indebtedness as of the Anticipated Closing Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”) along with wire instructions on where to direct the Payoff Amount, (b) state that upon receipt of the Payoff Amount, the Repaid Indebtedness and all related debt documents shall be discharged and terminated, and (c) provide that all Liens (other than Permitted Liens) and guarantees in connection with the Repaid Indebtedness relating to the assets and properties of the Company or any of the Company Subsidiaries securing the obligations under the Repaid Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date. To the extent the Payoff Amount shall exceed $38,250,000, the Company shall be responsible for and make timely payment of such excess in accordance with the Payoff Letters (such excess amount, the “Company Owed Payoff Portion”). The Liquidity set forth in the Adjustment Statement shall be reduced by the Company Owed Payoff Portion. The Company shall provide written notice, fifteen days in advance of the Closing Date, as required under the terms of the Convertible Notes of its intention to redeem all of the outstanding Convertible Notes or procure a written waiver of such requirement in form and substance reasonably satisfactory to Parent and promptly provide to Parent an executed copy of such waiver. The Company shall, and shall cause the Company Subsidiaries and their respective representatives to, in each case, use their reasonable best efforts to provide all customary cooperation reasonably requested by Parent or Merger Subs in connection with this Section 6.17.

6.18.       Existing Indebtedness.

(a)        Attached hereto as Exhibit D is Amendment No. 4 to the Company Credit Agreement which has been or is being executed simultaneously with the execution of this Agreement. The Company shall not, and shall cause its Affiliates not to, permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Company Credit Agreement, the Convertible Notes or the Payment Processing Agreement without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except for any amendment, restatement, replacement, supplement, termination or other modification (x) that in the case of the Company Credit Agreement and the Payment Processing Agreement, is not materially adverse to the Surviving LLC or the Surviving Corporation or (y) with respect to the Payment Processing Agreement, is reasonably necessary to extend the Payment Processing Agreement from its termination date until the Outside Date.

(b)          The Company shall (i) promptly, and in any event within one Business Day following the occurrence thereof, notify Parent in writing if at any time prior to the Closing, (1) a Default or Event of Default occurs, together with a reasonably detailed written explanation of the steps the Company proposes to undertake in respect thereof or (2) the lenders under the Company Credit Agreement accelerate or otherwise terminate the Company Credit Agreement, (ii) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cure or remedy any Default or Event of Default and in the case of the Convertible Notes, maintain compliance with Section 5.2(i) of the Convertible Notes; provided, that any default or penalty interest accrued and payable prior to the Closing with respect to any Event of Default shall be owed by the Company and, in the event the default or penalty interest rate will remain in effect after the Closing, the incremental interest amount owed as a result of such default or penalty interest rate for a theoretical twelve-month period from the Closing Date (calculated based on the trailing twelve-month average amount of borrowings as of the Closing Date that would be subject to the default or penalty interest rate) shall reduce Liquidity as set forth in the Adjustment Statement, (iii) provide Parent with copies of any drafts of any material waiver, amendment or modification of the Company Credit Agreement, the Convertible Notes or the Payment Processing Agreement proposed to be made in respect thereof and give Parent a reasonable opportunity to comment thereon to the extent such waiver, amendment or modification of the Company Credit Agreement, the Convertible Notes or the Payment Processing Agreement is materially adverse to the Parent (such comments not to be unreasonably withheld, delayed or conditioned), and (iv) promptly provide to Parent executed copies of such material waiver, amendment or modification of the Company Credit Agreement, the Convertible Notes or the Payment Processing Agreement. Notwithstanding anything set forth herein, the Company shall remain subject to Section 6.1. Parent shall, and shall cause its Affiliates to, reasonably comply with any requirements or informational requests of the Company’s lenders in connection with Amendment No. 4 to the Company Credit Agreement, including any applicable “know your customer” compliance requirements.

6.19.      Company Unit Statements.  Beginning on January 31, 2025 and until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, (a) on the second Business Day of each week, the Company shall deliver to Parent and the Independent Evaluator, if engaged, a written statement, setting forth in reasonably sufficient detail the number of Company Units as of the last Business Day of the immediately preceding week, along with reasonable documentation in support thereof (each such written statement, a “Weekly Company Unit Statement”) and (b) on the first Business Day of each month, the Company shall deliver to Parent a written statement, setting forth in reasonably sufficient detail the number of Company Units as of the last calendar day of the immediately preceding month, along with reasonable documentation in support thereof (each such written statement, a “Monthly Company Unit Statement” and together with the Weekly Company Unit Statements, the “Company Unit Statements”). The statements shall be in the form set forth on Section 6.19 of the Company Disclosure Schedule. Following the delivery of a Company Unit Statement to Parent, the Company shall make available during normal business hours, upon Parent’s reasonable request, the appropriate Representatives of the Company, its Affiliates and their respective Representatives involved in the preparation of such Company Unit Statement. If Parent disputes any portion of a Company Unit Statement, Parent shall raise such dispute with the Company within five Business Days following Parent’s receipt of such Company Unit Statement or, if later, the first date on which Parent becomes aware of facts or circumstances that result in Parent disputing nay portion of a Company Unit Statement, and the Company and Parent shall thereafter negotiate in good faith to resolve such dispute as promptly as practicable.

6.20.     Liquidity Statements.  Beginning on January 31, 2025 and until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, on the tenth Business Day of each month, the Company shall deliver to Parent and the Independent Evaluator, if engaged, a written statement, setting forth in reasonably sufficient detail the Liquidity as of the last calendar day of the immediately preceding month, along with reasonable documentation in support thereof (each such written statement, a “Monthly Liquidity Statement”). The statements shall be in the form customarily prepared by the Company for its own Liquidity evaluation purposes. Following the delivery of a Monthly Liquidity Statement to Parent, the Company shall make available during normal business hours, upon Parent’s reasonable request, the appropriate Representatives of the Company, its Affiliates and their respective Representatives involved in the preparation of such Monthly Liquidity Statement. If Parent disputes any portion of a Monthly Liquidity Statement, Parent shall raise such dispute with the Company within five Business Days following Parent’s receipt of such Monthly Liquidity Statement or, if later, the first date on which Parent becomes aware of facts or circumstances that result in Parent disputing nay portion of a Monthly Liquidity Statement, and the Company and Parent shall thereafter negotiate in good faith to resolve such dispute as promptly as practicable.

ARTICLE VII
Conditions

7.1.        Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to effect the Mergers is subject to the satisfaction or waiver (except with respect to Section 7.1(a), which shall not be waivable) at or prior to the Closing of each of the following conditions:

(a)          Company Stockholder Approvals; Information Statement. The Company Stockholder Approvals shall have been obtained. Solely in the event the Stockholder Consents are obtained and the Information Statement is mailed to Company stockholders in accordance with Section 6.3(f), the Information Statement shall have been mailed to the Company’s stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

(b)      Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, announced, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is then in effect and that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Mergers.

7.2.         Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)        Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in the first sentence of Section 5.1(c)(i) (Capitalization) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any inaccuracies that would result in no more than an increase of $50,000 in the aggregate amount of Merger Consideration; (ii) each of the representations and warranties of the Company set forth in the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries), the last sentence of Section 5.1(c)(i) (Capitalization), Section 5.1(d) (Authority Relative to this Agreement), Section 5.1(v) (Brokers and Finders) and Section 5.1(x) (Takeover Statutes), (A) to the extent not qualified or limited by the word “material”, “materiality” or “Material Adverse Effect” as set forth therein, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (B) to the extent qualified or limited by the word “material”, “materiality” or “Material Adverse Effect” as set forth therein, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time); and (iii) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failures of such representations and warranties to be so true and correct (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d)       Company LLC Units Redemptions. The Company LLC Units Redemptions shall have occurred in accordance with the terms of Section 1.1 and effective as of immediately prior to the LLC Merger Effective Time.

(e)          Company Credit Agreement.  Since the date of this Agreement, the lenders under the Company Credit Agreement have not terminated or accelerated the Company Credit Agreement and the amendments set forth in Amendment No. 4 to the Company Credit Agreement shall become effective at or substantially concurrently with Closing (including any amendments made in accordance with Section 6.19 hereof).

(f)          Company Units. There shall not be Company Units less than the Floor Unit Count as of the Adjustment Measurement Date.

(g)        Payoff Letters. The Company shall have performed its obligations in accordance with Section 6.17, including but not limited to, payment of any Company Owed Payoff Portion.

(h)        Company Closing Certificate. Parent and Merger Subs shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d) and Section 7.2(e) are satisfied.

7.3.        Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers are also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Subs set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Subs to consummate the Mergers and deliver the Merger Consideration in accordance with Article IV.

(b)        Performance of Obligations of Parent and Merger Subs. Each of Parent and Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Subs by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

7.4.        Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of a condition set forth in Article VII to be satisfied if such failure was caused by such Party’s breach or other failure to comply with or perform its obligations under this Agreement.

ARTICLE VIII
Termination

8.1.       Termination. This Agreement may be terminated and the Mergers and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Company Merger Effective Time:

(a)          by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b)          by either Parent or the Company (provided that such termination has been approved by the Special Committee), if the Mergers shall not have been consummated on or before June 29, 2025 (the “Outside Date”); provided that, if on the Outside Date, the conditions to Closing set forth in Section 7.1(a) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived on such date) or waived, then the Outside Date may be extended by either the Company or Parent by written notice to the other Party for one (1) additional 45 day-period and such date, as so extended, shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party whose breach of any covenant or agreement set forth in this Agreement has been the proximate cause of the failure of the Mergers to be consummated by such time;

(c)         by either Parent or the Company, if the Company Stockholder Approvals shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement;

(d)        by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Mergers and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of such Order;

(e)        by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of notice thereof by Parent to the Company describing such breach in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Mergers and any other transactions contemplated by this Agreement or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(f)          by the Company (provided that such termination has been approved by the Special Committee), if there has been a breach by Parent or Merger Subs of any representation, warranty, covenant or agreement set forth in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of notice thereof by the Company to the breaching Party describing such breach in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Mergers and any other transactions contemplated by this Agreement or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(g)          by Parent, prior to the time the Company Stockholder Approvals are obtained, if a Change of Recommendation shall have been made or occurred;

(h)       by the Company (provided that such termination has been approved by the Special Committee), prior to the time the Company Stockholder Approvals are obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(d); provided that prior to or concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee due to Parent;

(i)          by the Company (provided that such termination has been approved by the Special Committee), by written notice to Parent, if (i) all of the conditions in Section 7.1 and Section 7.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied as of the date of termination of this Agreement if the Closing was held at the time of such termination), (ii) on or after the date the Closing should have occurred pursuant to Section 1.3, the Company has delivered written notice to Parent that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied as of the date of termination of this Agreement if the Closing was held at the time of such termination), (B) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived in writing by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied as of the date of termination of this Agreement if the Closing was held at the time of such termination) and (C) the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub have failed to consummate the Closing on or before the third Business Day after delivery of the notice referenced in clause (ii) of this Section 8.1(i) (or, if earlier, the Business Day immediately prior to the Outside Date), and the Company stood ready, willing and able to consummate the Closing throughout such period;

(j)         by Parent, if at any time prior to the Closing, the lenders under the Company Credit Agreement accelerate or otherwise terminate the Company Credit Agreement; or

(k)         by Parent or the Company, by written notice to the other Party, if the number of Company Units is less than the Floor Unit Count as of such date in (i) the Adjustment Statement, as finally determined in accordance with Section 4.7 or (ii) two successive Monthly Company Unit Statements delivered pursuant to Section 6.19.

8.2.        Effect of Termination and Abandonment.

(a)          The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination. Except to the extent provided in this Section 8.2, in the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that the provisions set forth in this Section 8.2 and the second and third sentences of Section 9.1 shall survive the termination of this Agreement. Notwithstanding the previous sentence, but subject to Section 8.2(d) and Section 8.2(e), nothing in this Agreement, including the Closing, will relieve any Party from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement and the Guarantees, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

(b)          Subject to Section 8.2(e), in the event that this Agreement is validly terminated:

(i)          (A) (1) by the Company or Parent pursuant to Section 8.1(b) (Outside Date), (2) by either the Company or Parent pursuant to Section 8.1(c) (Company Stockholder Approvals Not Obtained) or (3) by Parent pursuant to Section 8.1(e) (Company Breach);

(A)       a bona fide Acquisition Proposal shall have been made publicly (or otherwise become publicly known), announced or disclosed or otherwise proposed or communicated to the Company or the Company Board which Acquisition Proposal has not been withdrawn at least five Business Days prior to the Company Stockholders Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(e); and
(B)       within 12 months after such termination, the Company shall have consummated a transaction contemplated by an Acquisition Proposal or shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal; provided that, for purposes of this Section 8.2(b)(i)(C), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii)          by Parent pursuant to Section 8.1(g) (Change of Recommendation); or

(iii)          by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), concurrently with the earlier of the entry into such Alternative Acquisition Agreement and the consummation of such Acquisition Proposal, (2) in the case of Section 8.2(b)(ii), within two Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with, and as a condition to, termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $4,077,500 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)          In the event this Agreement is validly terminated:

(i)          by the Company pursuant to Section 8.1(f) (Terminable Breach) or Section 8.1(i) (Parent Failure to Close);

(ii)          by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(k) at a time when the Company could have terminated this Agreement pursuant to Section 8.1(f) (Terminable Breach) or Section 8.1(i) (Parent Failure to Close), or

(iii)          or by Parent pursuant to Section 8.1(k) if prior to such termination Parent materially breached any of its obligations in Section 6.3 or Section 6.8, then within two Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $5,825,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(d)         The Parties agree that the agreements contained in Section 8.2(b) and Section 8.2(c) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement. The Parties agree that the Company Termination Fee and the Parent Termination Fee shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that a party is required to commence litigation as set forth in Section 9.5 to seek all or a portion of the amounts payable to such party under this Section 8.2, and such party prevails in the litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.2, all expenses (including reasonable attorneys’ fees of outside counsel)) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made until but excluding the date the payment was actually received or lesser rate that is the maximum permitted by applicable Law; provided that in no event shall costs, expenses and interest set forth herein exceed $1,000,000 in the aggregate.

(e)          Limitations on Remedies.

(i)          The Parties agree and understand that in no event shall (1) the Company be required to pay the Company Termination Fee on more than one occasion and (2) Parent be required to pay the Parent Termination Fee on more than one occasion.

(ii)          If this Agreement is validly terminated pursuant to Section 8.1:

(A)      Parent’s right to receive the Company Termination Fee pursuant to and in accordance with Section 8.2(b) and any expenses in accordance with Section 8.2(d), if any, shall be the sole and exclusive monetary remedies of Parent, Merger Subs and their respective Related Parties against the Company and its Related Parties pursuant to this Agreement and the transactions contemplated hereby, including for any loss or monetary damages suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Mergers or any other transactions contemplated by this Agreement to be consummated, except in the case of any liability (1) for any fraud or (2) for any breaches of the Confidentiality Agreement.
(B)       The Company’s right to receive the Parent Termination Fee pursuant to and in accordance with Section 8.2(c) and any expenses in accordance with Section 8.2(d), if any, shall be the sole and exclusive monetary remedies of the Company, the Company LLC and their respective Related Parties against Parent, Merger Subs and its Related Parties pursuant to this Agreement and the transactions contemplated hereby, including for any loss or monetary damages suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Mergers or any other transactions contemplated by this Agreement to be consummated, except in the case of any liability (1) for any fraud or (2) for any breaches of the Confidentiality Agreement.

(C)       For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, if this Agreement has not been validly terminated, each Party shall have the right to specific performance pursuant to Section 9.6.

(D)      Nothing herein, including the payment of any Parent Termination Fee, will relieve Parent or Merger Sub from any liability (1) for any fraud or Willful Breach of this Agreement, or (2) for any breaches of the Confidentiality Agreement.

(E)        Nothing herein, including the payment of any Company Termination Fee, will relieve the Company or Company LLC from any liability (1) for any fraud or Willful Breach of this Agreement, or (2) for any breaches of the Confidentiality Agreement.

ARTICLE IX
Miscellaneous and General

9.1.        Survival. This Article IX and the agreements of the Company, Parent and Merger Subs contained in Article IV, Section 6.9 (Employee Benefits), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Section 6.15 (Tax Matters) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Company Merger Effective Time shall survive the consummation of the Mergers. This Article IX, the agreements of the Company, Parent and Merger Subs contained in Section 6.10 (Expenses) and Section 8.2 (Effect of Termination and Abandonment), and the Guarantees shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

9.2.      Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Company Merger Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Subs and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approvals, no amendment shall be made that by applicable Law requires further approval by the holders of shares of Company Stock without obtaining such further approval.

9.3.       Waiver. Other than Section 7.1, the conditions to each of the respective Parties’ obligations to consummate the Mergers and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4.        Counterparts. This Agreement and any amendments to this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5.        Governing Law and Venue; Waiver of Jury Trial.  This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”), in the event of any claim, action or proceeding between the Parties (whether in contract, tort or otherwise) arises out of or relating to this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim and (iii) agrees that it shall not bring any claim, action or proceeding against any other Parties arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.7, such service to become effective ten days after such mailing. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5, (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

9.6.          Specific Performance.

(a)          Each of Parent, Merger Subs, the Company and Company LLC agree that imminent, irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached and that money damages and other legal remedies, even if available, would be an inadequate remedy for such harm. It is accordingly agreed that Parent, Merger Subs, the Company and Company LLC shall be entitled to injunctive or other equitable relief to prevent or remedy breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.5, this being in addition to any other remedy to which they are entitled at law or in equity. Each of Parent, Merger Subs, the Company and Company LLC agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or the balance of equities disfavors equitable relief. Any Party seeking an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 9.5, may seek such an injunction without the necessity of demonstrating damages (or the inadequacy of damages and other legal remedies) or posting a bond or other security in connection with any such injunction or other equitable relief. Each of Parent and Merger Subs, on the one hand, and the Company and Company LLC, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent, restrain or remedy breaches or threatened breaches of this Agreement by Parent, Merger Subs, the Company or Company LLC, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Subs, the Company and Company LLC, as applicable, under this Agreement. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Subs to consummate the Mergers pursuant to a claim for specific performance brought against Parent and Merger Subs, and has instead granted an award of damages for such breach, the Company may enforce such award and accept damages for such breach on behalf of its stockholders.

(b)        Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to a termination of this Agreement, the Company and Company LLC shall be entitled to seek and obtain specific performance of Parent’s and Merger Subs’ obligation to cause Parent to exercise its rights to enforce the obligations of the Equity Sources under the Equity Commitment Letters to cause the Equity Financing to be funded in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter and to consummate the Mergers if and only if, and only for so long as (and in no other circumstances): (i) all of the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Company Merger Effective Time, so long as each of such conditions would have been satisfied on the date the Closing should have occurred pursuant to Section 1.3) on the date the Closing should have occurred pursuant to Section 1.3, (ii) since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied on any day after such date, (iii) Parent and Merger Subs are obligated to complete the Closing in accordance with Section 1.3 and either of them have failed to do so, and (iv) the Company has irrevocably confirmed in a written notice delivered to Parent that, if specific performance is granted, the Equity Financing is funded and Parent and Merger Subs otherwise comply with their obligations hereunder, then the Closing will occur in accordance with Section 1.3. In the event this Agreement is terminated and the Parent Termination Fee is payable in accordance with Section 8.2(c), subject to Section 8.2(e)(ii), the Parent Termination Fee shall be the sole remedy to the Company Related Parties hereunder and specific performance of the covenants and agreement hereunder shall not be available other than to enforce the payment of the Parent Termination Fee.

(c)          Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates a legal proceeding to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement, then the Outside Date will be automatically extended by (i) the amount of time during which such legal proceeding is pending plus 20 Business Days; or (ii) such other time period established by the court presiding over such legal proceeding.

9.7.       Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery by hand upon the Party for whom it is intended, (b) served by an internationally-recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

If to Parent or Merger Subs:

Casago Holdings, LLC
15475 N Greenway Hayden Loop, Suite B2
Scottsdale, AZ 85260-1616
Attention: Joseph Riley
Email: joseph@patriotfamilyhomes.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Christopher M. Barlow
Email: christopher.barlow@skadden.com

If to the Special Committee:

Vacasa, Inc.
850 NW 13th Ave
Portland, OR 97209
Attention: Rebecca Boyden
Email: Rebecca.boyden@vacasa.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.
Trammel Crow Center
2100 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention: D. Alex Robertson
Email: arobertson@velaw.com

If to the Company:

Vacasa, Inc.
850 NW 13th Ave
Portland, OR 97209
Attention: Rebecca Boyden
Email: Rebecca.boyden@vacasa.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Justin Hamill; Michael Anastasio
Email: justin.hamill@lw.com; michael.anastasio@lw.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.
Trammel Crow Center
2100 Ross Avenue, Suite 3900
Dallas, TX 75201
Attention: D. Alex Robertson
Email: arobertson@velaw.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.7. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.7 as of the date of rejection, refusal or inability to deliver.

9.8.      Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto), the Confidentiality Agreement, the Support Agreements and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Commitment Letters and the Guarantees, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.8, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

9.9.      No Third-Party Beneficiaries. Except as provided in this Section 9.9, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Company Merger Effective Time occurs, (a) the holders of shares of Company Stock and Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.2 (Effect of the Company Merger; Conversion of Securities), Section 4.4 (Exchange of Shares), Section 4.5 (Treatment of Company Equity Awards), Section 4.7 (Adjustments to Merger Consideration) and Section 9.19 (Shareholder Representative), (b) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and (c) the Shareholder Representative shall be a third-party beneficiary of, and entitled to rely on, Section 9.19 (Shareholder Representative). The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.9 shall not arise unless and until the Company Merger Effective Time occurs.

9.10.      Special Committee Approval. Notwithstanding anything to the contrary set forth in this Agreement, until the Company Merger Effective Time, (a) the Company may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, the Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees; (ii) waiving any right under this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees or extending the time for the performance of any obligation of Parent or Merger Subs hereunder or any other party under the Equity Commitment Letters, the Support Agreements or the Guarantees; (iii) terminating this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees; (iv) taking any action under this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees that expressly requires the approval of the Special Committee; (v) making any decision or determination, or taking any action under or with respect to this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board and (vi) agreeing to do any of the foregoing and (vii) no decision or determination shall be made, or action taken, by the Company Board under or with respect to this Agreement, the Equity Commitment Letters, the Support Agreements or the Guarantees without first obtaining the approval of the Special Committee. In the event the Special Committee ceases to exist or is disbanded, any consents, determinations, actions or other rights or obligations afforded to the Special Committee shall be afforded to a majority of the remaining independent and disinterested members of the Company Board.

9.11.      Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Company Merger Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.12.      Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees incurred in connection with the Mergers and the other transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by the party on which such Transfer Taxes are levied. The person or persons responsible under applicable Law for the filing of any Tax Returns and other documentation with respect to any such Transfer Taxes (or if multiple parties, Parent) shall file all such necessary Tax Returns and other documentation. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

9.13.       Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex A.

9.14.      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.15.      Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented and to any rules or regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by Law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Subs, include documents provided directly to Parent’s legal counsel, filed or furnished by the Company with the SEC or in the virtual data room titled “Project Vista” located at Intralinks (the “Virtual Data Room”) at least 24 hours prior to the date hereof.

(c)          The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.16.       Successors and Assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Subs will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Company Merger Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation, (b) to any of their respective Affiliates, or (c) to any source of Equity Financing pursuant to the terms of the Equity Financing, for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Equity Financing. It is understood and agreed that, in each case, such assignment not (i) affect the obligations of the parties to the Equity Commitment Letters or to the Guarantees, or (ii) materially impede or materially delay the consummation of the Mergers or otherwise materially impede the rights of the holders of shares of Company Stock, Company Equity Awards and Company LLC Units pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement. Any purported assignment in violation of this Agreement is void.

9.17.       No Recourse. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement, the Equity Commitment Letters or the Guarantees or the transactions contemplated hereby and thereby (including any breach by any of the Guarantors, Parent or Merger Subs), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that the Company may assert (a) against any Person that is a party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement or the Support Agreements; (b) against Parent or Merger Subs to the extent expressly provided for in this Agreement, the Guarantees or the Equity Commitment Letters or (c) against the Guarantors to the extent expressly provided for in this Agreement, the Guarantees or the Equity Commitment Letters.

9.18.     Necessary Further Actions. If, at any time after the Company Merger Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Subs, in the name of the Company and otherwise) to take such action.

9.19.       Shareholder Representative.

(a)        Each of the Parties agrees that the Shareholder Representative may enforce, on behalf of the Company, the Company’s rights under Section 4.7.  The Shareholder Representative is also entitled to initiate or otherwise file any Action in the courts contemplated by Section 9.5 with respect thereto on behalf of the Company.  Each of the Parties acknowledges and agrees that the Shareholder Representative shall be entitled to receive at the same time as received by the Company any notices required to be delivered to the Company with respect to Section 4.7, including, but not limited to, the Adjustment Dispute Notice.

(b)         To the maximum extent permitted by applicable Law, the Company irrevocably appoints and grants the Shareholder Representative, in its capacity as a Shareholder Representative, with full power, as the Company’s true and lawful representative, agent and attorney-in-fact, in the Company’s name, place and stead, with full power of substitution, to, from and after the Closing, (i) negotiate any disputes with the Parent with respect to the Disputed Merger Consideration, including on behalf of holders of Company Stock and Company Equity Awards, (ii) bring any claim or Action on behalf of the Company against the Parent with respect to Section 4.7, (iii) defend any claim or action by Parent, on behalf of the Company with respect to the Disputed Merger Consideration or otherwise exercise or enforce any of the Company’s rights under Section 4.7 against the Seller, including on behalf of holders of Company Stock and Company Equity Awards, (iv) execute and deliver all instruments, deeds, agreements, documents and certificates necessary, advisable or appropriate in the discretion of the Shareholder Representative, as the case may be, to effectuate any of the foregoing, and (v) direct the Escrow Agent to pay all or a portion of the Disputed Merger Consideration in accordance with Section 4.7(h)(iii).  The agency and powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable except that such grant shall automatically terminate with respect to a Person when it is no longer serving as a Shareholder Representative.

(c)          Any decision, act, consent, approval or instruction of the Shareholder Representative (then serving at such time) properly given or made pursuant to this Section 9.19 shall constitute a decision, act, consent, approval or instruction of the Company and shall be final, binding and conclusive upon Parent, and the other Parties hereto shall be entitled to conclusively rely upon any representation of the Shareholder Representative with respect to any act, decision, consent, approval or instruction of the Shareholder Representative.  Neither the Shareholder  Representative, nor any of its officers, directors, employees, partners (general or limited), members, managers or advisors will have any liability to Parent, Merger Subs, or the Company, or any of their respective Affiliates, or any Person acting on behalf of the foregoing, with respect to actions taken, or omitted to be taken, by the Shareholder Representative in such capacity (or its officers, directors, employees, partners (general or limited), members, managers or advisors in connection therewith), except that a Shareholder Representative will be liable for its fraud as finally determined by a court of competent jurisdiction. The Shareholder shall be entitled to full reimbursement from Parent for all reasonable and documented expenses, disbursements and advances (including fees and disbursements of its external advisors) incurred by or on behalf of the Shareholder Representative in such capacity.

(d)          In the event that the Shareholder Representative resigns, such Shareholder Representative shall be deemed automatically removed and the Company, on the recommendation of the Special Committee, shall promptly appoint a Person to replace such Shareholder Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

CASAGO HOLDINGS, LLC

By:	/s/ Steve Schwab
Name:	Steve Schwab
Title:	Chief Executive Officer

VISTA MERGER SUB II INC.

By:	/s/ Steve Schwab
Name:	Steve Schwab
Title:	Chief Executive Officer

VISTA MERGER SUB LLC

By:	/s/ Steve Schwab
Name:	Steve Schwab
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

VACASA, INC.

By:	/s/ Robert Greyber
Name:	Robert Greyber
Title:	Chief Executive Officer

VACASA HOLDINGS LLC
By:	/s/ Robert Greyber
Name:	Robert Greyber
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A
DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the date hereof; or (b) executed, delivered and effective after the date hereof, in either case, (i) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions), (ii) containing provisions that are not less restrictive in any material respect on the Company’s counterparty (and its Affiliates and Representatives) than those contained in the Confidentiality Agreement and (iii) that does not (A) prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with Section 6.2 or (B) provide for the reimbursement by the Company or any of its Subsidiaries of any of the counterparty’s costs or expenses.

“Acquisition Proposal” means any proposal or offer from a Third Person relating to any transaction or series of related transactions that, if consummated, would result in (a) a direct or indirect purchase or acquisition by a Third Person of the assets of the Company constituting fifteen percent (15%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect purchase or acquisition by a Third Person of beneficial ownership of fifteen percent (15%) or more of the total voting power of the Company; or (c) a direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or other similar transaction involving the Company pursuant to which such Third Person (or its equityholders) would hold securities representing fifteen percent (15%) or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided the Guarantors and their respective controlled Affiliates shall be deemed Affiliates of Parent and Merger Subs. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anticipated Closing Date” means, as of any time, unless any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 other than the condition set forth in Section 7.1(a) have not been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), the second Business Day following the Company Stockholders Meeting and (b) otherwise, any date reasonably agreed by Parent and the Company as the date Closing is anticipated to occur.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate foreign investments.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York, New York are required or authorized by Law to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class A Common Stock” means the shares of Class A common stock, par value $0.00001 per share, of the Company.

“Class A Rollover Shares” means the shares of Class A Common Stock that the Rollover Stockholders will contribute to Parent in the Rollover pursuant to the Support Agreements.

“Class B Common Stock” means the shares of Class B common stock, par value $0.00001 per share, of the Company.

“Class G Common Stock” means the shares of Class G common stock, par value $0.00001 per share, of the Company.

“Class G Units” shall have the meaning set forth in the Company LLC Agreement.

“Common Units” shall have the meaning set forth in the Company LLC Agreement.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of December 6, 2021, as amended.

“Company Credit Agreement” means the Revolving Credit Agreement, dated as of October 7, 2021, by and among Vacasa Holdings LLC, V-Revolver Sub LLC, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an Issuing Bank, as amended, supplemented, refinanced or otherwise modified through consents, waivers or otherwise from time to time.

“Company Equity Plan” means, as applicable, (a) the Company 2021 Incentive Award Plan, (b) the TurnKey Vacation Rentals, Inc. 2014 Equity Incentive Plan and (c) the Company 2016 Equity Compensation Incentive Plan, each as amended.

“Company ESPP” means the Company 2021 Nonqualified Employee Stock Purchase Plan.

“Company-Licensed IP” means all Intellectual Property rights owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Company LLC, dated as of December 6, 2021, as amended.

“Company LLC Units” means Common Units and Class G Units of Company LLC.

“Company Option” means an option to purchase shares of Class A Common Stock.

“Company Organizational Documents” means the Company Certificate of Incorporation, bylaws and any other organizational documents of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company PSU” means a performance stock unit denominated in Class A Common Stock issued pursuant to the Company Equity Plan. Any Company PSU for which the applicable performance condition has been satisfied but which remains subject to vesting based on continued service as of immediately prior to the Company Merger Effective Time shall be deemed to be a Company RSU for purposes of Section 4.5.

“Company Related Party” means any Related Party of the Company.

“Company RSU” means a restricted stock unit denominated in Class A Common Stock that is subject to time-based vesting issued pursuant to the Company Equity Plan.

“Company SAR” means a stock appreciation right with respect to Class A Common Stock issued pursuant to the Company Equity Plan.

“Company Stock” means the Class A Common Stock, the Class B Common Stock, the Class G Common Stock.

“Company Stockholder Approvals” means (a) the adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and entitled to vote thereon, (b) the adoption of this Agreement and the waiver of any applicable provision of Section 5.1(d) of the Company Certificate of Incorporation by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Common Stock, voting as a single class, and (c) the adoption of this Agreement and the waiver of any applicable provision of Section 5.1(d) of the Company Certificate of Incorporation by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class B Common Stock, voting as a single class.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Units” means, as of the date of determination, the number of homes that are appropriately and accurately recorded as under management by the Company or any of its Subsidiaries on the Company’s internal portal system, as determined by the Company in a manner in the ordinary course of business and consistent with the calculations performed by the Company for purposes of disclosure in the Company’s Annual Report on Form 10-K filed with the SEC (provided, that during the Pre-Closing Period, the Company shall not materially change the methods, policies, or practices related to such calculations without the prior written consent of Parent, including with respect to “adds” and “saves” as described in the Company’s written policies governing such calculations as of the date of this Agreement, other than any changes permitted under Section 6.1(b)(viii)); provided, however, that a home shall not be included as a Company Unit if the agreement governing the relationship between Company LLC and the owner of the unit is (a) first entered into after the date of this Agreement in material violation of Section 6.1 or (b) amended or modified after the date of this Agreement in material violation of Section 6.1.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is subject to or bound by any confidentiality agreements or other confidentiality restriction or obligation.

“Contract” means any legally binding written contract, subcontract, indenture, note, bond, lease, license, commitment, arrangement or other agreement, other than an Employee Benefit Plan.

“Convertible Notes” means notes pursuant to the Note Purchase Agreement dated as of August 7, 2024 among the Company, Company Holdings, Acquiom Agency Services LLC and the other parties thereto, as amended, supplemented, refinanced or otherwise modified through consents, waivers or otherwise from time to time.

“Default” shall have the meaning given to such term in the Company Credit Agreement.

“Employee Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA (including employee benefit plans which are not subject to the provisions of ERISA) and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, phantom equity, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, personnel, collective bargaining, sick pay and vacation plans or arrangements or other employee benefit plan, program, policy, agreement, program, practice, understanding or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.

“Employer Entities” means, collectively, the Company, Company LLC and their respective Subsidiaries and Affiliates (and includes, following the Closing, Parent and its Subsidiaries and Affiliates).

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“Equity Sources” means TRT Investors 37, LLC, MHRE STR II, LLC and Roofstock, Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person that, at any relevant time, could be treated together with the Company or any of its Subsidiaries, including any of the Employer Entities, as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the terms and conditions set forth in the Escrow Agreement.

“Escrow Agent” means the escrow services group of a nationally recognized financial institution reasonably acceptable to the Company and Parent.

“Escrow Agreement” means an escrow agreement, to be entered into by and among Parent, the Company, the Shareholder Representative and the Escrow Agent, if applicable, which agreement shall be based on the Escrow Agent’s form and shall include customary terms reasonably acceptable to the Company and Parent.

“Event of Default” shall have the meaning given to such term in the Company Credit Agreement.

“Exchange” means with respect to any Person, any U.S. or non-U.S. securities, commodities, futures, options, derivatives or other financial product exchange, transaction facility or other financial market or system (and its clearinghouse, if any) through which such Person or any of its Affiliates conducts trading.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Floor Unit Count” means 24,000.

“Group” shall have the meaning given to such term under Section 13(d) of the Exchange Act.

“Guarantors” means TRT Investors 37, LLC, MHRE STR II, LLC and Roofstock, Inc.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, legionella bacteria and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, debenture, bond, guaranty, agreement or instrument.

“Intellectual Property” means any and all intellectual property rights, including (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, and invention disclosures relating thereto, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, and database rights), (e) Internet domain names and social media accounts, (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (g) registrations and applications for any of the foregoing rights.

“Knowledge” means, when used with respect to the Company, the actual knowledge of any of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of any of the Persons listed on Section A.1 of the Parent Disclosure Schedule, in each case, after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, stock exchange requirements, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased or licensed by the Company or Company Subsidiaries as tenant, subtenant or licensee (as applicable), together with, to the extent leased, subleased or licensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Legacy Unitholders” means any holders of Company LLC Units (other than the Company and its wholly owned Subsidiaries) immediately prior to the Rollover of the Rollover Units.

“Lien” means any mortgage, lien, license, pledge, hypothecation, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal or offer or similar third‑party right, easement, lease, sublease or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Liquidity” shall have the meaning set forth in the Company Credit Agreement.

“Majority TRA Holders” means the Persons defined as the “Holders” in the TRA Amendment.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, fact or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse on the business, operations, assets, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, circumstance, fact or development resulting from, relating to or arising from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would be occurring: (a) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (b) changes generally affecting the industries in which the Company and its Subsidiaries operate; (c) changes in United States generally accepted accounting principles (“U.S. GAAP”) or in any Law, or the official interpretations thereof; (d) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (e) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics (including COVID-19), epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (f) any capital market conditions, in each case in the United States or any other country or region in the world; (g) a decline, in and of itself, in the price or trading volume of the shares of Class A Common Stock on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries; provided that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (h) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (i) (x) the identity of Parent or Merger Subs, or (y) the execution and delivery or performance of this Agreement, or (z) announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the Mergers, including, in each case the impact thereof on relationships with lenders, employees, customers, suppliers, distributors, partners, vendors or other Persons; (j) any action or claim made or brought by any of the current or former stockholders of the Company or Members of Company LLC (or on their behalf or on behalf of the Company or Company LLC) against the Company, Company LLC or any of their respective directors, officers or employees arising out of this Agreement or the transactions contemplated hereby, including the Mergers; (k) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken (x) by the Special Committee or the Company or any of its Subsidiaries expressly required by this Agreement or (y) at the written request of Parent or Merger Subs or with the written consent of Parent or Merger Subs or expressly required by this Agreement; (l) the availability or cost of equity, debt or other financing to Parent or Merger Subs; or (m) any reduction in Company Unit Count or Liquidity, to the extent it would result in an adjustment to the Merger Consideration if Closing were to occur in accordance with this Agreement; except, in the case of clause (a) through clause (f), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other, similarly situated companies in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of any such disproportionality or (ii) would prevent or materially delay, interfere or hinder the consummation by the Company of the Mergers or the compliance by the Company with its obligations under this Agreement.

“Material Company Customers” means the ten (10) largest vacation rental owners of the Company during the twelve (12)-month period ended December 31, 2023, measured by dollar value of rental volume.

“Material Company Suppliers” means the ten (10) largest suppliers of the Company (which shall not include professional service providers) during the twelve (12)-month period ended December 31, 2023, measured by dollar value of payments made to such suppliers.

“Material Leased Real Property” means the real property leased, subleased or licensed by the Company or Company Subsidiaries as tenant, subtenant or licensee (as applicable) that (i) are material to the business of the Company or the Company Subsidiaries or (ii) have rent obligations per property equal to or exceeding $1,000,000 per twelve (12)-month period, in each case, together with, to the extent leased, subleased or licensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (c) any Reciprocal License.

“Parent Related Party” means any Related Party of Parent.

“Payment Processing Agreement” means the U.S. Select Merchant Processing Agreement, dated as of March 10, 2021, by and among JPMorgan Chase Bank, N.A., Paymentech, LLC, also known as Chase Merchant Services, and Vacasa, LLC, as Merchant, as amended.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means: (a) Liens for Taxes or assessments that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (b) statutory landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business which do not individually or in the aggregate detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or the Company Subsidiaries; (c) with respect to the Leased Real Property, (i) easements, covenants, conditions, restrictions or other similar matters of record that do not materially impair the use, occupancy or value of such Leased Real Property, including any other agreements, conditions or restrictions that are shown by a current and accurate title report or other similar report or listing (including easements for streets, alleys, highways, telephone lines, power lines, and railways), (ii) zoning, building, subdivision or other similar requirements or restrictions which are imposed by any Governmental Authority of competent jurisdiction which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon and (iii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Leased Real Property incurred in the ordinary course of business for amounts which are not due and payable; (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (e) non-exclusive licenses and similar non-exclusive rights granted by the Company with respect to Intellectual Property rights granted in the ordinary course of business; (f) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due and payable; and (g) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the year ended December 31, 2023 (or any notes thereto) or securing Indebtedness or other obligations reflected on such balance sheet or otherwise disclosed on the Company Disclosure Schedule.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means any information or data regulated by Privacy/Data Security Laws.

“Plans” means all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any liability (contingent or otherwise).

“Pre-Closing Flow-Through Tax Return” means any Tax Return relating to Pre-Closing Flow-Through Taxes.

“Pre-Closing Flow-Through Taxes” means U.S. federal income, state, and local taxes and any other Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity) with respect to Company LLC or any of its Subsidiaries relating to any Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period (or portion of any Tax period) ending on or prior to the Closing Date.

“Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies, any outbound call, text message and e-mail marketing.

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including any Leased Real Property).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Registered Intellectual Property” means Company-Owned IP that is the subject of registration (or an application for registration) with an applicable Governmental Authority or, in the case of domain names, with a domain name registrar.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Related Party” means, with respect to a Party, such Party and any of such Party’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, financing sources or other Representatives or any of the foregoing’s respective successors or assigns.

“Repaid Indebtedness” means the Indebtedness for borrowed money pursuant to the Convertible Notes.

“Representative” means, with respect to any Person, its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, and other representatives and advisors.

“Rollover” means the “Rollover” (as defined in the Support Agreements) of Class A Common Stock and Company LLC Units by the Rollover Stockholders pursuant to the Support Agreements.

“Rollover Units” means the Company LLC Units that the Rollover Stockholders will contribute to Parent in the Rollover pursuant to the Support Agreements.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions), or (c) majority-owned or controlled by any of the foregoing

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services” means any products and services provided by the Company in the business of marketing, renting and managing vacation properties on behalf of third party owners for rent or lease to consumers for transient and short term stays.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person, together with its Subsidiaries, taken as a whole, is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person, together with its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries. For the avoidance of doubt, Company LLC, and any Subsidiary of Company LLC, shall be considered a Subsidiary of the Company for purposes of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references to fifteen (15%) being deemed to be replaced with references to fifty percent (50%)) by a Person or Group (other than Parent, Merger Subs and their respective Affiliates) that (a) was not the result or effect of a breach of Section 6.2 and (b) the Company Board, acting upon the recommendation of the Special Committee or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, and if consummated, would be more favorable, from a financial point of view, to the Unaffiliated Stockholders (in their capacity as such) than the Mergers, taking into account (x) any revisions to this Agreement committed to by Parent in writing prior to the time of such determination; and (y) those factors and matters deemed relevant by the Company Board, acting upon the recommendation of the Special Committee, or the Special Committee, which may include (A) the identity of the Person making the proposal; (B) the likelihood of consummation in accordance with the terms of the Acquisition Proposal; and (C) legal, financial (including availability of financing (to the extent applicable), financing terms and the form, amount and timing of payment of consideration), regulatory, certainty of closing, timing and other aspects of such Acquisition Proposal.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, or sale of, the Services of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all U.S. federal, state and local and non-U.S. taxes, duties, imposts, fees, levies, assessments or any other governmental charges in the nature of a tax, including, but not limited to, income, profits, capital, excise, property, sales, use, employment turnover, value added and franchise taxes, deductions and withholdings, together with all interest, penalties, and additions to tax imposed with respect to such amounts by any Governmental Authority.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of December 6, 2021, by and among the Company, Company LLC and the parties named therein.

“Tax Return” means any return, report, declaration, claim for refund, information return or other similar document filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Tax, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Third Person” means any Person or Group, other than (a) the Company or any of its controlled Affiliates or (b) Parent, Merger Subs, the Guarantors or any their respective Affiliates or any Group including Parent, Merger Subs, the Guarantors or any their respective Affiliates.

“Treasury Regulations” means the temporary, proposed and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unaffiliated Stockholders” means the holders of Company Stock (in their capacity as such), excluding those shares of Company Stock held, directly or indirectly, by or on behalf of the Rollover Stockholders.

“Willful Breach” means a material breach of this Agreement that is a consequence of a willful or deliberate act or failure to act by a Party that knows or would reasonably be expected to have known that the taking of such act or failure to act would, or would reasonably be expected to, cause a breach of this Agreement.

Term	Section
Accounting Arbitration	4.7(h)
Accounting Firm	4.7(e)
Action	5.1(j)
Additional Merger Consideration	4.7(h)(iii)
Adjusted Company Unit Count	4.7(c)
Adjusted Liquidity Amount	4.7(c)
Adjusted Merger Consideration	4.7(b)
Adjustment Dispute Notice	4.7(d)
Adjustment Measurement Date	4.7(b)
Adjustment Statement	4.7(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(iv)
Amendment Fee Payment Date	6.10
Amendment Fees	6.10

Antitrust Law	6.5(e)
Applicable Date	5.1(g)(i)
Blue Sky Laws	5.1(e)(ii)
Bylaws	2.4
Capitalization Date	5.1(c)(i)
Certificates of Merger	1.4(b)
Change of Recommendation	6.2(c)(iv)
Charter	2.3
Chosen Courts	0
Class G Conversions	1.1(b)
Closing	1.3
Closing Date	1.3
Code	4.4(g)
Collective Bargaining Agreement	5.1(q)
Company	Preamble
Company Board	Recitals
Company Certificate of Merger	1.4(b)
Company Disclosure Schedule	5.1
Company Equity Awards	5.1(c)(ii)
Company LLC	Preamble
Company LLC Manager Approval	Recitals
Company LLC Units Redemptions	1.1(a)
Company Merger	Recitals
Company Merger Effective Time	1.4(b)
Company Merger Sub	Preamble
Company Owed Payoff Portion	6.17
Company Permits	5.1(f)
Company Recommendation	5.1(d)(iii)
Company Reports	5.1(g)(i)
Company Stockholders Meeting	6.4
Company Termination Fee	8.2(b)(iii)
Company Unit Reporting Policies	4.7(a)
Company Unit Statements	6.19
Confidentiality Agreement	6.6(b)
Continuing Employee	6.9(a)
D&O Insurance	6.11(c)
Data Security Requirements	5.1(r)(viii)
DGCL	Recitals
Dispute Items	4.7(e)
Disputed Merger Consideration	4.7(h)(ii)
Dissenting Shares	4.2(a)
DLLCA	Recitals
DOJ	6.5(b)
DTC	4.4(c)(i)
Environmental Permits	5.1(o)
Equity Commitment Letter	5.2(f)(i), 6.16(a)

Equity Commitment Letters	5.2(f)(i)
Equity Financing	5.2(f)(i)
Excluded Shares	4.2(a)
Excluded Units	4.3(b)
FTC	6.5(b)
Governmental Authority	5.1(e)(ii)
Guarantees	Recitals
Inbound License Agreement	5.1(r)
Indemnified Parties	6.11(a)
Indemnified Party	6.11(a)
Independent Evaluator	4.7(a)
Insurance Policies	5.1(s)(i)
Intervening Event	6.2(d)(ii)
IRS	5.1(k)(ii)
Issuance	1.1(b)
Liquidity Policies	4.7(a)
LLC Certificate of Merger	1.4(a)
LLC Merger	Recitals
LLC Merger Effective Time	1.4(a)
LLC Merger Sub	Preamble
Match Period	6.2(d)(i)
Material Contracts	5.1(m)(i)
Material Lease	5.1(n)(ii)
Maximum Premium	6.11(c)
Merger Consideration	4.2(a)
Merger Subs	Preamble
Mergers	Recitals
Monthly Company Unit Statement	6.19
Monthly Liquidity Statement	6.20
Nasdaq	5.1(g)(i)
Option Consideration	4.5(c)
Order	7.1(b)
Other Company LLC Members	5.1(c)(iii)
Outside Date	8.1(b)
Owned Real Property	5.1(n)(i)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Termination Fee	8.2(c)(ii)
Parties	Preamble
Party	Preamble
Paying Agent	4.4(a)
Payment Fund	4.4(b)
Payoff Amount	6.17
Payoff Letters	6.17
Pre-Closing Flow-Through Contest	6.15(b)
Pre-Closing Period	6.1(a)

Proxy Statement	6.3(a)
PSU Cash Award	4.5(b)(iii)
Real Property	5.1(n)(iv)
Remedies Exceptions	5.1(d)(i)
Rollover Stockholders	Recitals
RSU Cash Award	4.5(a)(ii)
Schedule 13e-3	6.3(a)
SEC	5.1
SEC Clearance Date	6.3(c)
Share Price Company PSU	4.5(b)(ii)
Shareholder Representative	4.7(i)
Special Committee	Recitals
Specified Acquisition	6.1(d)
Support Agreements	Recitals
Surviving Corporation	1.2(b)
Surviving LLC	1.2(a)
Tail Period	6.11(c)
Takeover Law	5.1(x)
TRA Amendment	Recitals
Transfer Taxes	9.12
Undisputed Merger Consideration	4.7(h)(i)
Unvested Company PSU	4.5(b)(ii)
Unvested Company RSUs	4.5(a)(ii)
Vested Company PSU	4.5(b)(i)
Vested Company PSU Consideration	4.5(b)(i)
Vested Company RSU	4.5(a)(i)
Vested Company RSU Consideration	4.5(a)(i)
Virtual Data Room	9.15(b)
WARN Act	5.1(q)(iv)
Weekly Company Unit Statement	6.19

Exhibit A
Form of Support Agreement

[Intentionally omitted.]

Exhibit A

Exhibit B
Certificate of Incorporation of the Surviving Corporation

[Intentionally omitted.]

Exhibit B

Exhibit C
Merger Consideration Adjustment Schedule

[See attached]

Exhibit C
Merger Consideration Adjustment Schedule

The Merger Consideration shall be subject to reduction (i) in accordance with the Company Unit Ladder attached hereto as Annex C-1 and (ii) in the event that Liquidity is less than $15,000,000, in accordance with Annex C-2 attached hereto; provided, that, notwithstanding anything in this Exhibit C or the Agreement and Plan of Merger (the “Agreement”) to the contrary, (a) the procedures set forth in Item 1 below shall be taken into account in determining the number of Company Units (i) as of the Adjustment Measurement Date for purposes of calculating the Adjusted Merger Consideration and (ii) for purposes of Section 7.2(f) (Floor Unit Count Closing Condition) and Section 8.1(k) (Floor Unit Count Termination Right) of the Agreement and (b) the procedures set forth in Item 2 below shall be taken into account in determining the number of Company Units as of the Adjustment Measurement Date for purposes of calculating the Adjusted Merger Consideration:

1.	Parent Managed Units.
a.
Any home managed by the Company or its Subsidiaries that (x) is terminated and no longer designated as a “live unit” in the Company’s internal portal system system after the date of the Agreement and (y) becomes managed by Parent or its Affiliates, or managed by any franchisee of Parent or its Affiliates, following the date of the Agreement and prior to the Adjustment Measurement Date (a “Parent Managed Unit”), shall for all purposes be deemed to be a Company Unit as of the Adjustment Measurement Date.

b.
For illustrative purposes, if 15 homes managed by the Company are terminated and no longer designated as “live units” in the Company’s internal portal system following the date of the Agreement and become managed by a franchisee of Parent prior to the Adjustment Measurement Date, such 15 homes shall be included in the number of Company Units for purposes of determining (i) the Adjusted Merger Consideration, (ii) whether the condition to Closing set forth in Section 7.2(f) of the Agreement (Floor Unit Count Closing Condition) has been satisfied and (iii) whether the termination right set forth in Section 8.1(k) of the Agreement (Floor Unit Count Termination Right) has been triggered.

c.
Within five Business Days of Parent or the Company becoming aware of the existence of any Parent Managed Units, they shall inform the other Party thereof.  Within one Business Day following the Adjustment Measurement Date, Parent shall provide the Company with a list of all Parent Managed Units to enable the Company to include such units as Company Units for purposes of the Adjustment Statement.

d.
On the (i) first Business Day of each month following January 31, 2025 and (ii) five Business Days prior to the expected Adjustment Measurement Date, Parent shall submit a query to its franchisees inquiring whether any franchisee would reasonably be expected to qualify as a Parent Managed Unit. Parent shall provide such responses from Parent’s franchisees to the Company.

2.	Net Churn in Approved Markets.
a.
For purposes of determining the number of Company Units as of the Adjustment Measurement Date in the aggregate in all Approved Markets (as defined in Section 6.8 of the Company Disclosure Schedule) only (and not, for the avoidance of doubt, any other markets) (the “Deemed Approved Market Unit Count”):

i.
If the actual number of Company Units in the Approved Markets as of the Adjustment Measurement Date (as adjusted, if applicable, for Item 1 above) (the “Actual Approved Market Unit Count”) is greater than or equal to the Shared Churn Unit Threshold as of the Adjustment Measurement Date, then the Deemed Approved Market Unit Count shall equal the Actual Approved Market Unit Count; and

ii.
If the Actual Approved Market Unit Count is less than the Shared Churn Unit Threshold as of the Adjustment Measurement Date, then the Deemed Approved Market Unit Count shall equal an amount equal to the (A) the Shared Churn Unit Threshold, minus (B) a number of Company Units equal to 33.33% of (x) the Shared Churn Unit Threshold as of the Adjustment Measurement Date minus (y) the Actual Approved Market Unit Count.

b.
The “Shared Churn Unit Threshold” as of the Adjustment Measurement Date shall equal the number of Company Units in the Approved Markets as of such date that would be expected if the number of Company Units in the Approved Markets were reduced by 2.5% each calendar month beginning on January 1, 2025 and ending on the Adjustment Measurement Date, compounding on a monthly basis. If the Adjustment Measurement Date is before the end of the month, the reduction rate will be prorated.

c.
An illustrative calculation of the Deemed Approved Market Unit Count assuming a period of 75 days between the date of the Agreement and the Adjustment Measurement Date and 1,000 Company Units in Approved Markets is set forth on set forth on Annex D attached hereto.

d.
For the avoidance of doubt, the limitations on reductions in Company Units pursuant to this Item 2 of Exhibit C shall not be taken into account for purposes of determining the number of Company Units for Section 7.2(f) (Floor Unit Count Closing Condition) or Section 8.1(k) (Floor Unit Count Termination Right) of the Agreement.

Illustrative calculations of the Merger Consideration, as adjusted pursuant to first-mentioned prongs (i) and (ii) above, are set forth in Annex C-3 attached hereto.

Annex C-1

[See attached]

Merger Consideration:	$5.02

Reduction to Merger Consideration	Company Units Threshold by Close Date
	1/31/2025	2/28/2025	3/31/2025	4/30/2025	5/31/2025
($0.10)	32,000	32,000	32,000	31,400	30,800
($0.20)	31,500	31,500	31,500	30,900	30,300
($0.30)	31,000	31,000	31,000	30,400	29,800
($0.40)	30,500	30,500	30,500	29,900	29,300
($0.50)	30,000	30,000	30,000	29,400	28,800
($0.60)	29,500	29,500	29,500	28,900	28,300
($0.70)	29,000	29,000	29,000	28,400	27,800
($0.80)	28,500	28,500	28,500	27,900	27,300
($0.90)	28,000	28,000	28,000	27,400	26,800
($1.00)	27,500	27,500	27,500	26,900	26,300
($1.10)	27,000	27,000	27,000	26,400	25,800
($1.20)	26,500	26,500	26,500	25,900	25,300
($1.30)	26,000	26,000	26,000	25,400	24,800
($1.40)	25,500	25,500	25,500	24,900	24,300
($1.50)	25,000	25,000	25,000	24,400	24,000
($1.60)	24,500	24,500	24,500	24,000
($1.70)	24,000	24,000	24,000

Annex C-2

[See attached]

Merger Consideration ($ per share)	$5.02
Minimum Liquidity ($ mm)	$15.00
Reduction to Merger Consideration	$0.01

Reduction to Merger Consideration	Liquidity (mm)
$0.00	$15.000
($0.01)	$14.768
($0.02)	$14.536
($0.03)	$14.304
($0.04)	$14.072
($0.05)	$13.840
($0.06)	$13.608
($0.07)	$13.376
($0.08)	$13.144
($0.09)	$12.913
($0.10)	$12.681
($0.11)	$12.449
($0.12)	$12.217
($0.13)	$11.985
($0.14)	$11.753
($0.15)	$11.521
($0.16)	$11.289
($0.17)	$11.057
($0.18)	$10.825
($0.19)	$10.593
($0.20)	$10.361
($0.21)	$10.129
($0.22)	$9.897
($0.23)	$9.665
($0.24)	$9.433
($0.25)	$9.202
($0.26)	$8.970
($0.27)	$8.738
($0.28)	$8.506
($0.29)	$8.274
($0.30)	$8.042
($0.31)	$7.810
($0.32)	$7.578
($0.33)	$7.346
($0.34)	$7.114
($0.35)	$6.882
($0.36)	$6.650
($0.37)	$6.419
($0.38)	$6.187
($0.39)	$5.955
($0.40)	$5.723
($0.41)	$5.491
($0.42)	$5.259
($0.43)	$5.027
($0.44)	$4.795
($0.45)	$4.563
($0.46)	$4.331
($0.47)	$4.099
($0.48)	$3.868
($0.49)	$3.636
($0.50)	$3.404
($0.51)	$3.172
($0.52)	$2.940
($0.53)	$2.708
($0.54)	$2.476
($0.55)	$2.244
($0.56)	$2.012
($0.57)	$1.780
($0.58)	$1.548
($0.59)	$1.316
($0.60)	$1.085
($0.61)	$0.853
($0.62)	$0.621
($0.63)	$0.389
($0.64)	$0.157

($0.65)	($0.075)
($0.66)	($0.307)
($0.67)	($0.539)
($0.68)	($0.771)
($0.69)	($1.003)
($0.70)	($1.235)
($0.71)	($1.466)
($0.72)	($1.698)
($0.73)	($1.930)
($0.74)	($2.162)
($0.75)	($2.394)
($0.76)	($2.626)
($0.77)	($2.858)
($0.78)	($3.090)
($0.79)	($3.322)
($0.80)	($3.554)
($0.81)	($3.786)
($0.82)	($4.017)
($0.83)	($4.249)
($0.84)	($4.481)
($0.85)	($4.713)
($0.86)	($4.945)
($0.87)	($5.177)
($0.88)	($5.409)
($0.89)	($5.641)
($0.90)	($5.873)
($0.91)	($6.105)
($0.92)	($6.337)
($0.93)	($6.569)
($0.94)	($6.800)
($0.95)	($7.032)
($0.96)	($7.264)
($0.97)	($7.496)
($0.98)	($7.728)
($0.99)	($7.960)
($1.00)	($8.192)
($1.01)	($8.424)
($1.02)	($8.656)
($1.03)	($8.888)
($1.04)	($9.120)
($1.05)	($9.351)
($1.06)	($9.583)
($1.07)	($9.815)
($1.08)	($10.047)
($1.09)	($10.279)
($1.10)	($10.511)
($1.11)	($10.743)
($1.12)	($10.975)
($1.13)	($11.207)
($1.14)	($11.439)
($1.15)	($11.671)
($1.16)	($11.903)
($1.17)	($12.134)
($1.18)	($12.366)
($1.19)	($12.598)
($1.20)	($12.830)
($1.21)	($13.062)
($1.22)	($13.294)
($1.23)	($13.526)
($1.24)	($13.758)
($1.25)	($13.990)
($1.26)	($14.222)
($1.27)	($14.454)
($1.28)	($14.685)
($1.29)	($14.917)
($1.30)	($15.149)
($1.31)	($15.381)
($1.32)	($15.613)

($1.33)	($15.845)
($1.34)	($16.077)
($1.35)	($16.309)
($1.36)	($16.541)
($1.37)	($16.773)
($1.38)	($17.005)
($1.39)	($17.237)
($1.40)	($17.468)
($1.41)	($17.700)
($1.42)	($17.932)
($1.43)	($18.164)
($1.44)	($18.396)
($1.45)	($18.628)
($1.46)	($18.860)
($1.47)	($19.092)
($1.48)	($19.324)
($1.49)	($19.556)
($1.50)	($19.788)
($1.51)	($20.019)
($1.52)	($20.251)
($1.53)	($20.483)
($1.54)	($20.715)
($1.55)	($20.947)
($1.56)	($21.179)
($1.57)	($21.411)
($1.58)	($21.643)
($1.59)	($21.875)
($1.60)	($22.107)
($1.61)	($22.339)
($1.62)	($22.570)
($1.63)	($22.802)
($1.64)	($23.034)
($1.65)	($23.266)
($1.66)	($23.498)
($1.67)	($23.730)
($1.68)	($23.962)
($1.69)	($24.194)
($1.70)	($24.426)
($1.71)	($24.658)
($1.72)	($24.890)
($1.73)	($25.122)
($1.74)	($25.353)
($1.75)	($25.585)
($1.76)	($25.817)
($1.77)	($26.049)
($1.78)	($26.281)
($1.79)	($26.513)
($1.80)	($26.745)
($1.81)	($26.977)
($1.82)	($27.209)
($1.83)	($27.441)
($1.84)	($27.673)
($1.85)	($27.904)
($1.86)	($28.136)
($1.87)	($28.368)
($1.88)	($28.600)
($1.89)	($28.832)
($1.90)	($29.064)
($1.91)	($29.296)
($1.92)	($29.528)
($1.93)	($29.760)
($1.94)	($29.992)
($1.95)	($30.224)
($1.96)	($30.456)
($1.97)	($30.687)
($1.98)	($30.919)
($1.99)	($31.151)
($2.00)	($31.383)

($2.01)	($31.615)
($2.02)	($31.847)
($2.03)	($32.079)
($2.04)	($32.311)
($2.05)	($32.543)
($2.06)	($32.775)
($2.07)	($33.007)
($2.08)	($33.238)
($2.09)	($33.470)
($2.10)	($33.702)
($2.11)	($33.934)
($2.12)	($34.166)
($2.13)	($34.398)
($2.14)	($34.630)
($2.15)	($34.862)
($2.16)	($35.094)
($2.17)	($35.326)
($2.18)	($35.558)
($2.19)	($35.789)
($2.20)	($36.021)
($2.21)	($36.253)
($2.22)	($36.485)
($2.23)	($36.717)
($2.24)	($36.949)
($2.25)	($37.181)
($2.26)	($37.413)
($2.27)	($37.645)
($2.28)	($37.877)
($2.29)	($38.109)
($2.30)	($38.341)
($2.31)	($38.572)
($2.32)	($38.804)
($2.33)	($39.036)
($2.34)	($39.268)
($2.35)	($39.500)
($2.36)	($39.732)
($2.37)	($39.964)
($2.38)	($40.196)
($2.39)	($40.428)
($2.40)	($40.660)
($2.41)	($40.892)
($2.42)	($41.123)
($2.43)	($41.355)
($2.44)	($41.587)
($2.45)	($41.819)
($2.46)	($42.051)
($2.47)	($42.283)
($2.48)	($42.515)
($2.49)	($42.747)
($2.50)	($42.979)
($2.51)	($43.211)
($2.52)	($43.443)
($2.53)	($43.675)
($2.54)	($43.906)
($2.55)	($44.138)
($2.56)	($44.370)
($2.57)	($44.602)
($2.58)	($44.834)
($2.59)	($45.066)
($2.60)	($45.298)
($2.61)	($45.530)
($2.62)	($45.762)
($2.63)	($45.994)
($2.64)	($46.226)
($2.65)	($46.457)
($2.66)	($46.689)
($2.67)	($46.921)
($2.68)	($47.153)

($2.69)	($47.385)
($2.70)	($47.617)
($2.71)	($47.849)
($2.72)	($48.081)
($2.73)	($48.313)
($2.74)	($48.545)
($2.75)	($48.777)
($2.76)	($49.009)
($2.77)	($49.240)
($2.78)	($49.472)
($2.79)	($49.704)
($2.80)	($49.936)
($2.81)	($50.168)
($2.82)	($50.400)
($2.83)	($50.632)
($2.84)	($50.864)
($2.85)	($51.096)
($2.86)	($51.328)
($2.87)	($51.560)
($2.88)	($51.791)
($2.89)	($52.023)
($2.90)	($52.255)
($2.91)	($52.487)
($2.92)	($52.719)
($2.93)	($52.951)
($2.94)	($53.183)
($2.95)	($53.415)
($2.96)	($53.647)
($2.97)	($53.879)
($2.98)	($54.111)
($2.99)	($54.342)
($3.00)	($54.574)
($3.01)	($54.806)
($3.02)	($55.038)
($3.03)	($55.270)
($3.04)	($55.502)
($3.05)	($55.734)
($3.06)	($55.966)
($3.07)	($56.198)
($3.08)	($56.430)
($3.09)	($56.662)
($3.10)	($56.894)
($3.11)	($57.125)
($3.12)	($57.357)
($3.13)	($57.589)
($3.14)	($57.821)
($3.15)	($58.053)
($3.16)	($58.285)
($3.17)	($58.517)
($3.18)	($58.749)
($3.19)	($58.981)
($3.20)	($59.213)
($3.21)	($59.445)
($3.22)	($59.676)
($3.23)	($59.908)
($3.24)	($60.140)
($3.25)	($60.372)
($3.26)	($60.604)
($3.27)	($60.836)
($3.28)	($61.068)
($3.29)	($61.300)
($3.30)	($61.532)
($3.31)	($61.764)
($3.32)	($61.996)
($3.33)	($62.228)
($3.34)	($62.459)
($3.35)	($62.691)
($3.36)	($62.923)

($3.37)	($63.155)
($3.38)	($63.387)
($3.39)	($63.619)
($3.40)	($63.851)
($3.41)	($64.083)
($3.42)	($64.315)
($3.43)	($64.547)
($3.44)	($64.779)
($3.45)	($65.010)
($3.46)	($65.242)
($3.47)	($65.474)
($3.48)	($65.706)
($3.49)	($65.938)
($3.50)	($66.170)
($3.51)	($66.402)
($3.52)	($66.634)
($3.53)	($66.866)
($3.54)	($67.098)
($3.55)	($67.330)
($3.56)	($67.561)
($3.57)	($67.793)
($3.58)	($68.025)
($3.59)	($68.257)
($3.60)	($68.489)
($3.61)	($68.721)
($3.62)	($68.953)
($3.63)	($69.185)
($3.64)	($69.417)
($3.65)	($69.649)
($3.66)	($69.881)
($3.67)	($70.113)
($3.68)	($70.344)
($3.69)	($70.576)
($3.70)	($70.808)
($3.71)	($71.040)
($3.72)	($71.272)
($3.73)	($71.504)
($3.74)	($71.736)
($3.75)	($71.968)
($3.76)	($72.200)
($3.77)	($72.432)
($3.78)	($72.664)
($3.79)	($72.895)
($3.80)	($73.127)
($3.81)	($73.359)
($3.82)	($73.591)
($3.83)	($73.823)
($3.84)	($74.055)
($3.85)	($74.287)
($3.86)	($74.519)
($3.87)	($74.751)
($3.88)	($74.983)
($3.89)	($75.215)
($3.90)	($75.447)
($3.91)	($75.678)
($3.92)	($75.910)
($3.93)	($76.142)
($3.94)	($76.374)
($3.95)	($76.606)
($3.96)	($76.838)
($3.97)	($77.070)
($3.98)	($77.302)
($3.99)	($77.534)
($4.00)	($77.766)
($4.01)	($77.998)
($4.02)	($78.229)
($4.03)	($78.461)
($4.04)	($78.693)

($4.05)	($78.925)
($4.06)	($79.157)
($4.07)	($79.389)
($4.08)	($79.621)
($4.09)	($79.853)
($4.10)	($80.085)
($4.11)	($80.317)
($4.12)	($80.549)
($4.13)	($80.781)
($4.14)	($81.012)
($4.15)	($81.244)
($4.16)	($81.476)
($4.17)	($81.708)
($4.18)	($81.940)
($4.19)	($82.172)
($4.20)	($82.404)
($4.21)	($82.636)
($4.22)	($82.868)
($4.23)	($83.100)
($4.24)	($83.332)
($4.25)	($83.563)
($4.26)	($83.795)
($4.27)	($84.027)
($4.28)	($84.259)
($4.29)	($84.491)
($4.30)	($84.723)
($4.31)	($84.955)
($4.32)	($85.187)
($4.33)	($85.419)
($4.34)	($85.651)
($4.35)	($85.883)
($4.36)	($86.114)
($4.37)	($86.346)

($4.38)	($86.578)
($4.39)	($86.810)
($4.40)	($87.042)
($4.41)	($87.274)
($4.42)	($87.506)
($4.43)	($87.738)
($4.44)	($87.970)
($4.45)	($88.202)
($4.46)	($88.434)
($4.47)	($88.666)
($4.48)	($88.897)
($4.49)	($89.129)
($4.50)	($89.361)
($4.51)	($89.593)
($4.52)	($89.825)
($4.53)	($90.057)
($4.54)	($90.289)
($4.55)	($90.521)
($4.56)	($90.753)
($4.57)	($90.985)
($4.58)	($91.217)
($4.59)	($91.448)
($4.60)	($91.680)
($4.61)	($91.912)
($4.62)	($92.144)
($4.63)	($92.376)
($4.64)	($92.608)
($4.65)	($92.840)
($4.66)	($93.072)
($4.67)	($93.304)
($4.68)	($93.536)
($4.69)	($93.768)
($4.70)	($94.000)
($4.71)	($94.231)
($4.72)	($94.463)
($4.73)	($94.695)
($4.74)	($94.927)
($4.75)	($95.159)
($4.76)	($95.391)
($4.77)	($95.623)
($4.78)	($95.855)
($4.79)	($96.087)
($4.80)	($96.319)
($4.81)	($96.551)
($4.82)	($96.782)
($4.83)	($97.014)
($4.84)	($97.246)
($4.85)	($97.478)
($4.86)	($97.710)
($4.87)	($97.942)
($4.88)	($98.174)
($4.89)	($98.406)
($4.90)	($98.638)
($4.91)	($98.870)
($4.92)	($99.102)
($4.93)	($99.333)
($4.94)	($99.565)
($4.95)	($99.797)
($4.96)	($100.029)
($4.97)	($100.261)
($4.98)	($100.493)
($4.99)	($100.725)
($5.00)	($100.957)
($5.01)	($101.189)
($5.02)	($101.421)

Annex C-3

[Intentionally Omitted]

Annex D

[Intentionally Omitted]

Exhibit D
Amendment to the Company Credit Agreement

[Intentionally omitted.]

 Exhibit D